MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and among

GWOOD 2 LLC, PENSKE AUTOMOTIVE HOLDINGS CORP., and DOUGLAS EROH,
as Seller Owners

PMG 1 HOLDINGS, LLC
as Seller

PENSKE MOTOR GROUP, LLC, D. LONGO, LLC, EL MONTE AUTOMOTIVE GROUP, LLC, S J AUTOMOTIVE, LLC, and LTP AUTOMOTIVE, LLC,
as the Group Companies

and

PAG TL1, LLC

as Buyer

Dated as of November 19, 2025

MEMBERSHIP INTERESTS PURCHASE AGREEMENT
THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (“Agreement”) is dated as of November 19, 2025 by and among (i) GWOOD 2 LLC, a California limited liability company (“GWOOD 2”), (ii) Penske Automotive Holdings Corp., a Delaware corporation (“PAHC”), (iii) Douglas Eroh, an individual (together with GWOOD 2 and PAHC, each individually, a “Seller Owner” and collectively referred to as “Seller Owners”), (iv) PMG 1 Holdings, LLC, a California limited liability company (“Seller” and, together with Seller Owners, the “Seller Group”), (v) Penske Motor Group, LLC, a California limited liability company (“PMG”), (vi) D. Longo, LLC, a California limited liability company (“D. Longo”), (vii) El Monte Automotive Group, LLC, a California limited liability company (“EMAG”), (viii) S J Automotive, LLC, a California limited liability company (“SJA”), (ix) LTP Automotive, LLC, a Delaware limited liability company (“LTPA”, and, together with D. Longo, EMAG and SJA, the “Operating Companies”; PMG and the Operating Companies are collectively referred to as the “Group Companies”) and (x) PAG TL1, LLC (“Buyer”). Buyer, each Seller Owner, Seller, and each Group Company may be individually referred to as a “Party” or collectively referred to as the “Parties”.
RECITALS
A.    Seller Owners own, collectively, all (100%) of the issued and outstanding membership interests of Seller (the “Holdco Interests”). Seller owns all (100%) of the issued and outstanding membership interests of PMG (collectively, the “Subject Interests”). PMG owns all (100%) of the issued and outstanding membership interests of each Operating Company (the “OpCo Interests”).
B.    D. Longo operates as Longo Toyota (“Longo Toyota”), an automobile sales and service dealership authorized by Toyota Motor Sales, U.S.A., Inc. (“TMS”) located at 3534 N. Peck Rd., El Monte, CA 91731 (the “Longo Toyota Dealership Premises”); EMAG operates as Longo Lexus (“Longo Lexus”), an automobile sales and service dealership authorized by TMS located at 3530 N. Peck Road, El Monte, CA 91731 (the “Longo Lexus Dealership Premises”); SJA operates as Lexus Stevens Creek (“Lexus Stevens Creek”), an automobile sales and service dealership authorized by TMS located at 3333 Stevens Creek Blvd., San Jose, CA 95117, 300 Martin Ave., Santa Clara, CA 95050 and 1500 Coleman Ave., Santa Clara, CA 95050 (the “Lexus Stevens Creek Dealership Premises”); and LTPA operates as Longo Toyota of Prosper (“Longo Prosper”), an automobile sales and service dealership authorized by Gulf States Toyota, Inc. (“GST” collectively with TMS referred to as the “OEM”) located at 2100 W. University Drive, Prosper, TX 75075 (the “Longo Prosper Dealership Premises”).
C.    Longo Toyota, Longo Lexus, Lexus Stevens Creek and Longo Prosper are collectively referred to herein as the “Dealerships” and individually as a “Dealership”. The Longo Toyota Dealership Premises, Longo Lexus Dealership Premises, Lexus Stevens Creek Dealership Premises and Longo Prosper Dealership Premises are collectively referred to herein as the “Dealership Premises”.

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D.    In connection with the operations of the Dealerships, the Dealerships are party to certain Related Party Leases and Third Party Leases.
E.    Buyer is a wholly-owned subsidiary of Penske Automotive Group, Inc., a Delaware corporation (“PAG”). Buyer desires to purchase the Subject Interests from Seller, and Seller desire to sell the Subject Interests to Buyer, upon the terms and subject to the conditions set forth in this Agreement.
F.    The board of directors of PAG (the “PAG Board”) has established a special committee consisting solely of independent and disinterested directors of PAG (the “Special Committee”), the purpose of which is, among other things, to review, evaluate, consider and negotiate the transactions contemplated by this Agreement and the Related Agreements (collectively, the “Transactions”) and make a recommendation to the PAG Board with respect thereto.
G.    The Special Committee has unanimously (i) determined that the terms of this Agreement and the Related Agreements and the Transactions are fair to and in the best interests of holders of the shares of voting common stock, par value $0.0001 per share, of PAG (“Shares”) (other than Shares beneficially owned by any Seller Owner, any Affiliate of a Seller Owner and the Mitsui Holders) and (ii) recommended to the Buyer Board that the Buyer Board adopt resolutions approving and declaring advisable this Agreement, the Related Agreements and the Transactions (such recommendation, the “Special Committee Recommendation”).
H.    The PAG Board, acting on the Special Committee Recommendation, has: (i) approved and declared advisable this Agreement, the Related Agreements and the Transactions; (ii) determined that the Transactions are advisable and fair to, and in the best interests of, PAG and the stockholders of PAG; and (iii) authorized and approved the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions on the terms and subject to the conditions set forth herein and therein (such recommendation, the “PAG Board Recommendation”).
I.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the premises, and the mutual terms, conditions and covenants set forth herein, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.PURCHASE AND SALE OF THE MEMBERSHIP INTERESTS; PURCHASE PRICE.
1.1Purchase and Sale of the Subject Interests. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall, and each Seller Owner shall cause Seller to, sell and transfer to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Subject Interests, in each case free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other),

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option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or other restriction or third party right of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (“Encumbrances”), except, if required, the rights of the OEM set forth in the Dealerships’ dealership agreements with the applicable OEM being executed by Buyer effective at or following the Closing Date, and those encumbrances set forth on Schedule 1.1 (“Permitted Encumbrances”).
1.2Purchase Price. The total purchase price for the Subject Interests shall be $519,423,000 (the “Base Purchase Price”), consisting of $471,750,000 (the “Goodwill Purchase Price”) and $47,673,000 (the “Estimated Net Worth”), which shall be subject to adjustment as provided in Section 1.4 (as so adjusted, the “Purchase Price”).
1.3Payment of Purchase Price. At the Closing, Buyer shall pay the Base Purchase Price as follows:
1.3.1Buyer shall pay to Seller by wire transfer of immediately available funds an amount equal to seventy percent (70%) of the Base Purchase Price (the “Closing Cash Consideration”); and
1.3.2Buyer shall issue to Seller a promissory note evidencing Indebtedness of Buyer, in the form attached hereto as Exhibit A (the “Seller Note”), with a principal amount equal to thirty percent (30%) of the Base Purchase Price (the “Note Consideration”).
1.4Net Worth Adjustment.
1.4.1Closing Date Balance Sheet. As soon as practicable after the Closing Date (but not later than 45 days after the Closing Date), Seller shall deliver to Buyer a consolidated balance sheet of the Group Companies, dated as of the Closing Date reflecting the categories of adjustments specified in the Accounting Principles (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in good faith in accordance with GAAP (except for the absence of footnote disclosures) and in accordance with the Accounting Principles. The Closing Date Balance Sheet shall not include any changes in accounting policies or estimates that were not historically applied in the preparation of the Financial Statements unless required by law. The Closing Date Balance Sheet shall accrue and have adequate reserves for: (a) any unpaid Taxes payable by the Group Companies with respect to all periods prior to the Closing Date, provided that no accrual shall be required for Taxes that are contingent or disputed by Seller (which Taxes shall be notified to Buyer as of 10 days prior to the Closing Date, or, if such Taxes become subject to dispute within 10 days of Closing, as soon as reasonably practicable prior to Closing); (b) all financing, insurance or other chargebacks of any kind arising out of or relating to the conduct of the business of the Group Companies prior to the Closing Date or to the sale of any vehicles prior to the Closing Date; (c) all Indebtedness of the Group Companies; and (d) Transaction Expenses. In connection with the preparation of the Closing Date Balance Sheet, Seller and Buyer shall, without the assistance of an inventory specialist, jointly conduct a physical inventory of the New Vehicles, Used/Other Vehicles, Demonstrator Vehicles, the OEM Loaner Vehicles, Loaner Vehicles, and the Fixed Assets at each location where inventory is held by the Group Companies within 5 business days following the Closing Date to determine the quantity of such items. Further, the Seller has completed the inventory of the OEM Parts, Non-OEM Parts, the Work in Process and the Petroleum Inventory prior to the Closing Date at the physical locations storing such inventory. After Closing, Buyer may, including with the assistance of an inventory specialist, conduct a commercially reasonable sampling of the inventory of OEM Parts, Non-OEM Parts, the Work in Process and the Petroleum Inventory completed by Seller as of the Closing Date to verify the accuracy thereof, and any discrepancies identified in such sampling shall be reconciled in good faith and reflected in the Closing Date

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Balance Sheet or the Reviewed Balance Sheet. The results of the inventory shall be set forth on written schedules that shall be signed by Seller and Buyer to indicate their approval thereof (the “Inventory Schedules”). The Inventory Schedules shall form the basis of the Closing Date Balance Sheet (where applicable to the designated line items thereon), subject to any adjustments in connection with Buyer’s sampling of the completed inventories following the Closing Date. The fees and expenses of any supplemental inventory review requested solely by Buyer after the Closing Date shall be paid by Buyer.
1.4.2Reviewed Balance Sheet. Within 30 days after receipt of the Closing Date Balance Sheet, Buyer shall: (a) review the Closing Date Balance Sheet in such manner as Buyer deems appropriate, consistent with the Accounting Principles and Section 1.4.1; and (b) deliver such reviewed Closing Date Balance Sheet with proposed adjustments thereto, if any (the “Reviewed Balance Sheet”), to Seller. Such adjustments may be substantiated by the physical inventory conducted prior to Closing or otherwise in connection with the preparation of the Closing Date Balance Sheet. The Reviewed Balance Sheet shall include a schedule showing the computation of the Final Net Worth, computed in accordance with the definition of Net Worth. Seller shall, and shall cause each of the accountants and other representatives of Seller to, cooperate with Buyer, the Group Companies, and their representatives and allow Buyer, the Group Companies and their representatives to examine the work papers, schedules and other documents prepared by Seller and its accountants and representatives during the preparation of the Closing Date Balance Sheet.
1.4.3Supplemental Closing. Seller shall have a period of 15 days after delivery of the Reviewed Balance Sheet to present in writing to Buyer any and all objections that Seller may have to any of the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. If no objections are raised within such 15-day period, the Reviewed Balance Sheet shall be deemed accepted and approved by Seller and a supplemental closing (the “Supplemental Closing”) shall take place within 5 Business Days following the expiration of such 15-day period, or on such other date as may be mutually agreed upon in writing by Buyer and Seller.
1.4.4Balance Sheet Dispute Resolution.
(a) If Seller raises any objection within such 15-day period, Buyer and Seller shall attempt to resolve the matter or matters in dispute and, if resolved, the Supplemental Closing shall take place within 5 Business Days following such resolution.
(b)If such dispute cannot be resolved by Seller and Buyer within 30 days after the delivery of the Reviewed Balance Sheet, then the specific matters in dispute shall be submitted jointly by Buyer and Seller to a nationally recognized independent accounting firm mutually agreed by both Buyer and Seller (the “Independent Accounting Firm”). The Independent Accounting Firm, acting as an expert and not an arbitrator, shall make a final and binding determination as to such matter or matters, provided the Independent Accounting Firm shall only determine the specific matters that are in dispute that, and, in all instances the Independent Accounting Firm’s determinations must be within the range of the amounts asserted by Buyer and Seller. The Independent Accounting Firm shall send its written determination to Seller and Buyer and the Supplemental Closing, if any, shall take place 5 Business Days following the receipt of such determination by Seller and Buyer. The Independent Accounting Firm shall allocate its costs and expenses between Buyer and Seller based upon the percentage of the contested amount submitted to the Independent Accounting Firm that is ultimately awarded to Buyer or Seller such that Buyer bears a percentage of such costs and expenses equal to the

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percentage of the contested amount awarded to Seller, and Seller bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Buyer.
1.4.5Net Worth True-Up; Net Worth Definition.
(a) If the Net Worth as shown on the Reviewed Balance Sheet as finally determined pursuant to this Section 1.4 (such amount being referred to herein as the “Final Net Worth”) is less than the Estimated Net Worth (the amount of any such deficiency being referred to herein as the “Deficiency”), then, at the election of Buyer at the Supplemental Closing either (i) Seller shall pay to Buyer by wire transfer of immediately available funds the Deficiency, or (ii) Buyer shall set off the Deficiency amount from the accrued principal and/or interest owed by Buyer to Seller under the Seller Note, in which case Buyer and Seller shall amend the Seller Note issued to Seller to give effect to such set off. Each member of Seller Group acknowledges and agrees that such member shall be jointly and severally liable for payment to Buyer of the full amount of the Deficiency.
(b)If the Final Net Worth is greater than the Estimated Net Worth (the amount of such surplus being referred to herein as the “Net Worth Surplus”), at the Supplemental Closing Buyer shall pay to Seller the Net Worth Surplus. Such payment shall be made by wire transfer of immediately available funds to an account designated in writing by Seller at least two (2) Business Days prior to the date of the Supplemental Closing.
(c) “Net Worth” computed in connection with the Closing Date Balance Sheet and the Reviewed Balance Sheet shall mean the amount by which the total assets (not including intangible assets) exceed the total liabilities reflected on the balance sheet of the Group Companies on a consolidated basis comprising the Closing Date Balance Sheet or the Reviewed Balance Sheet, as the case may be, determined in accordance with GAAP and in accordance with the Accounting Principles reflecting the categories of adjustments specified in the Accounting Principles, subject to the following limitations, adjustments and stipulations:
(i)The Group Companies’ inventory of new motor vehicles shall include only 2025 and 2026 model year Toyota and Lexus motor vehicles that are new, unsold, untitled, and unregistered (the “New Vehicles”), including any dealer installed accessories thereon. Such New Vehicle inventory shall exclude any vehicle that would otherwise constitute a New Vehicle to the extent it has: (A) over 500 miles on its odometer; (B) previously repaired or unrepaired damage valued at more than $500 based on dealer cost, any damage to the frame or drive train, damage in connection with a theft, water damage, any damage to the suspension of the vehicle requiring repairs other than wheel balancing or alignment, or any damage that that would be required under the laws of the applicable jurisdiction to be reported to a retail customer; or (C) been reported to the OEM as a RDR vehicle. For purposes of the Net Worth calculation, all New Vehicles described in this subsection will be valued at the applicable Group Company’s actual net cost, as shown on the OEM invoices, for the New Vehicles, plus the applicable Group Company’s actual net cost for dealer installed accessories on the New Vehicles consistent with past practice, as shown by invoices therefor, less holdbacks, advertising credits, allowances, rebates, discounts, dealer incentives, floor plan assistance, and any other credits received or to be received by the applicable Group Company, less any interdepartmental profit on dealer installed accessories or equipment, less the actual cost to repair any New Vehicle with previously unrepaired damage. Buyer may elect at its

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discretion to treat any new vehicle otherwise excluded from this subsection as a “New Vehicle” under this subsection for purposes of determining the Final Net Worth.
(ii)The Group Companies’ inventory of demonstrator or “brass hat” vehicles will include all 2025 or 2026 model year demonstrator motor vehicles (the “Demonstrator Vehicles”), including any dealer-installed accessories thereon, excluding (A) any demonstrator vehicle with over 3,000 miles on its odometer, (B) any demonstrator vehicle with previously repaired or unrepaired damage valued at more than $1,000, and any vehicle with damage to the frame or drive train, damage in connection with a theft, water damage, or damage to the suspension of the vehicle requiring repairs other than wheel balancing or alignment, or (C) any vehicle that has been reported to the OEM as a RDR vehicle. For purposes of the Net Worth calculation, all Demonstrator Vehicles described in this subsection shall be valued at the applicable Group Company’s actual net cost, as shown on applicable OEM invoices, for the Demonstrator Vehicles, plus the applicable Group Company’s actual net cost for dealer installed equipment or accessories on the Demonstrator Vehicles consistent with past practices, as shown by invoices therefor, plus any payments with respect to the vehicles to be received by the applicable Group Company from the OEM following the Closing Date associated with demonstrator motor vehicle programs, less holdbacks, advertising credit allowances, rebates, discounts, dealer incentives, floor plan assistance for the Demonstrator Vehicles, and any other credits received or to be received by the applicable Group Company that are related to a Demonstrator Vehicle, less any interdepartmental profit on dealer installed accessories or equipment, less $.50 per mile for each mile shown on the odometer of a Demonstrator Vehicle, and less the actual cost to repair any Demonstrator Vehicle with previously unrepaired damage (except minor dents and dings). Buyer may elect at its discretion to treat any demonstrator vehicle otherwise excluded from this subsection as a “Demonstrator Vehicle” under this subsection for purposes of determining the Final Net Worth.
(iii)The Group Companies’ payment obligations to the OEM regarding loaner vehicles under the Toyota Rent a Car (TRAC) Program and Lexus Loaner Vehicle Program (the “Loaner Programs” and such vehicles, the “OEM Loaner Vehicles”), with the asset value for such OEM Loaner Vehicles as of the Closing Date to equal such payment obligations as of the Closing Date. For purposes of the Net Worth calculation, loaner vehicles other than the OEM Loaner Vehicles, if any (such other loaner vehicles, the “Loaner Vehicles”) shall be valued at actual net cost, as shown on the OEM invoices, for the Loaner Vehicles, plus the applicable Group Company’s actual net cost for dealer installed accessories on the Loaner Vehicles, as shown by invoices therefor, less holdbacks, advertising credits, allowances, rebates, discounts, dealer incentives, floor plan assistance, and any other credits received or to be received by the applicable Group Company, that are related to a Loaner Vehicle, less any interdepartmental profit on dealer installed accessories, less the actual cost to repair any Loaner Vehicle with previously unrepaired damage (except minor dents and dings), less depreciation of the amounts invoiced by the OEM at the rate of 1.50% per month, computed on a daily basis from the from the dates of the invoices, and less titling costs for unregistered vehicles, if any.
(iv)For purposes of determining inventory values for the Net Worth calculation, all used motor vehicles, including company-owned vehicles and vehicles otherwise excluded from the definitions of New Vehicles, Demonstrator Vehicles and Loaner Vehicles and not elected to be treated as such by Buyer in its sole discretion, shall be deemed “Used/Other Vehicles”. All Used/Other Vehicles described in this subsection shall be valued at the price set forth in the Manheim Market Report per

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V Auto (the “MMR”) as of the Closing Date (or as close as reasonably practicable), subject to further adjustment based on mileage, damage to, and condition of, each Used/Other Vehicle and other factors, subject to the agreement of the Parties.  Buyer shall be permitted to exclude from the transaction and determination of Final Net Worth (resulting in a decrease to aggregate Net Worth to the extent included in the Closing Date Balance Sheet) the following Used/Other Vehicles, which shall be removed by Seller from the applicable Dealership Premises within 7 days of Closing: (w) Used/Other Vehicles where Buyer and Seller cannot agree on a mutually acceptable price, including where such vehicle does not have an MMR price; (y) Used/Other Vehicles which are vintage used vehicles, “grey market” vehicles which have been imported into the United States or which have frame damage and (z) Used/Other Vehicles which have a “rebuilt title,” “lemon law title,” “salvage title” or any other title which might be required as a result of total loss or lemon law compliance matters.
(v)Only the following OEM parts shall be included in the value of the Group Companies’ inventory for purposes of the Net Worth calculation: the Group Companies’ unsold, new, unused and undamaged and genuine OEM parts and accessories which are in their original packaging (other than bulk parts and accessories unpacked for storage in parts bins or other storage facilities in the normal course of business), are returnable without penalty to the OEM and are in the OEM’s current price tape, including such parts and accessories that have been ordered but not received as of the Closing Date, but excluding parts and accessories aged longer than 12 months prior to the Closing Date (the “OEM Parts”). All OEM Parts described in this subsection shall be valued at current (at the time of Closing) dealer cost for the OEM Parts, as reflected in the most current OEM price tapes for parts and accessories, net of any discounts, credits, rebates, dealer incentives and allowances received or to be received prior to the Closing Date by the Group Companies in connection therewith. For the avoidance of doubt, in the event OEM parts and accessories are excluded from the definition of OEM Parts in this subsection, they shall be excluded from the transaction and determination of Net Worth (resulting in a decrease to aggregate Net Worth to the extent included in the Closing Date Balance Sheet), but such excluded parts and accessories shall, at the option of Seller, be transferred to Seller or its assignee by the applicable Group Company and removed from the applicable Dealership Premises within 7 days following the Closing Date or abandoned in place.
(vi)Only the following Non-OEM parts shall be included in the value of the Group Companies’ inventory for purposes of the Net Worth calculation: the Group Companies’ unsold, new, unused and undamaged Non-OEM parts and accessories which are in their original packaging and are in the applicable supplier’s current price tape, including such parts and accessories that have been ordered but not received as of the Closing Date, but excluding Non-OEM parts and accessories aged longer than 12 months prior to the Closing Date (the “Non-OEM Parts”). Further, the Non-OEM Parts shall exclude: (A) Non-OEM parts for which the Group Companies net cost (excluding tires) exceeds $500,000, in the aggregate; and (B) (x) tires (both OEM and Non-OEM) for which the Group Companies’ net cost exceeds $500,000, (y) tires that are not returnable to their manufacturers, and (z) tires that are aged longer than 12 months prior to the Closing Date. All Non-OEM Parts described in this subsection shall be valued at current (at the time of the Closing) dealer cost net of any discounts, credits, rebates, dealer incentives and allowances received or to be received by Seller or the Group Companies in connection therewith. For the avoidance of doubt, in the event such Non-OEM parts and accessories are excluded from the definition of Non-OEM Parts in this subsection, they shall be excluded from the transaction and determination of Net Worth (resulting in a decrease to aggregate Net Worth to the extent included in the Closing Date

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Balance Sheet), but such excluded items shall, at the option of Seller, be transferred to Seller or its assignee by the applicable Group Company and removed from the applicable Dealership Premises within 7 days following the Closing Date or abandoned in place.
(vii)The cash and cash equivalents, receivables from the OEM (and their affiliates), non-OEM receivables less than 120 days old as of the Closing Date, and other tangible assets, required payables and reserves of the Group Companies shall be valued at the amount recorded at book value, which items will be valued based on consistent accounting practices as defined in the Group Companies’ Audited Financial Statements in accordance with GAAP as of the Closing Date. Any non-OEM receivables older than 120 days as of the Closing Date shall be valued at no cost, and Buyer shall assign such receivables to Seller without recourse to Buyer or the Group Companies.
(viii)Only the Group Companies’ fixed assets, including all Dealership leasehold improvements, furniture, fixtures, tools, machinery, shop and equipment, special tools, parts equipment, signs, office equipment, computers, terminals and printers presently used in the business of the Dealership or ordered for use in connection with the ordinary course of operation of the Group Company at or prior to the Closing Date in the business of the Group Company, including any assignable warranties relating thereto shall be valued as fixed assets for purposes of calculating Net Worth (“Fixed Assets”). Land, and fixed assets that are not in existence at the Dealership Premises, fixed assets that are not in good operating condition, and fixed assets that are not used in the ordinary course of the Dealership’s businesses shall be excluded as assets for purposes of calculating Net Worth (the “Excluded Fixed Assets”); provided that, for the avoidance of doubt, Buyer shall acquire such Excluded Fixed Assets by virtue of acquiring the Subject Interests. The Group Companies’ Fixed Assets and Excluded Fixed Assets as of the date hereof are set forth on Schedule 1.4.5(c)(viii).
(ix)Notwithstanding anything contained herein to the contrary, the following assets of the Group Companies shall be valued for purposes of calculating Net Worth at the Group Companies’ actual net cost, including: (A) work in process and sublet repairs, excluding any work done at a loss, any interdepartmental profit, any work for which the customer has indicated it will not pay and any work done more than 30 days before the Closing Date (“Work in Process”); (B) the Group Companies’ inventories of gas, oil and grease (“Petroleum Inventory”); and (C) the Group Companies’ prepaid expenses and assets which will inure to the benefit of Buyer from and after the Closing Date (“Prepaid Expenses”). The Group Companies’ Prepaid Expenses as of the Closing Date are set forth on Schedule 1.4.5(c)(ix).
1.4.6Adjustments for Tax Purposes. Any payments made pursuant to Section 1.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable law.
2.CLOSING.
2.1Closing. Upon the terms set forth in this Agreement, the purchase and sale of the Subject Interests (the “Closing”) contemplated by this Agreement and any other agreement or instrument executed by any party pursuant to this Agreement (the “Related Agreements”) shall take place at the offices of the Seller at 9:00 a.m., Pacific Time, on November 19, 2025, or at such other place, time and date as may be agreed by Buyer and Seller. The date on which the Closing actually occurs is referred to herein as the “Closing Date”. For all purposes in this Agreement, the Closing shall be deemed to have occurred as of 12:01 a.m. (Pacific Time) on November 19, 2025.

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2.2Prorations. To the extent not otherwise addressed in this Agreement, all sales taxes, personal and real property taxes and assessments which are past due or have become due in connection with the operation of the Group Companies on or before the Closing Date will be paid by Seller at the Closing, together with any penalty or interest thereon unless such taxes and assessments are being contested in good faith through appropriate proceedings which shall have been noticed to the Buyer 10 days prior to Closing, or, if such taxes or assessments become subject to dispute within 10 days of Closing, as soon as reasonably practicable prior to Closing. Current personal and real property taxes, including those owed by the Group Companies in connection with the Related Party Leases and Third Party Leases and assessments, will be prorated and allocated between Buyer and Seller as of November 19, 2025 on a due date basis unless such taxes and assessments are being contested in good faith through appropriate proceedings which shall have been noticed to the Buyer 10 days prior to Closing, or, if such taxes or assessments become subject to dispute within 10 days of Closing, as soon as reasonably practicable prior to Closing. If current tax bills are unavailable at the Closing Date, the prior year’s tax bills will be used for proration purposes and taxes and assessments will be re-prorated between Buyer and Seller when the current year’s tax bills are received. Any amounts owed by Seller or the Group Companies, on the one hand, or Buyer, on the other hand, with respect to such re-proration will be paid to the other party or parties, as applicable, within 10 days after the determination of such re-proration. Any and all stamp, transfer, sales and excise Taxes due in connection with the transactions contemplated hereby shall be shared equally between Buyer and Seller.
2.3Closing Deliveries of Seller. At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer, all duly executed and acknowledged (where applicable):
2.3.1certificates representing the Subject Interests, duly endorsed for transfer, or accompanied by transfer powers duly endorsed in blank, and any other documents that are necessary to transfer to Buyer good and marketable title to all Subject Interests, free and clear of Encumbrances;
2.3.2an opinion of counsel, dated as of the Closing Date, in the form attached hereto as Exhibit B;
2.3.3a release by Seller Group of any and all claims against the Group Companies, duly executed by Seller and Seller’s Owners, in the form attached hereto as Exhibit C;
2.3.4(a) a duly completed and properly executed IRS Form W-9 or (b) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), duly executed by Seller; and
2.3.5such other documents and instruments as Buyer may reasonably request.
2.4Closing Deliveries of Buyer. At the Closing, Buyer shall:
2.4.1pay to Seller by wire transfer of immediately available funds to an account designated by Seller in writing the Closing Cash Consideration; and
2.4.2deliver to Seller the Seller Note evidencing Indebtedness of Buyer in the principal amount equal to the Note Consideration; and

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2.4.3deliver to Seller a guaranty by PAG of Buyer’s performance of this Agreement and the Seller Note, in the form reasonably acceptable to Buyer and Seller; and
2.4.4deliver such other documents and instruments as Seller may reasonably request.
2.5Withholding Tax. Buyer and its Affiliates shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and its Affiliates may be required to deduct and withhold under any provision of Tax law as a result of the sale of the Subject Interests and Seller’s receipt of the cash consideration. All such withheld amounts shall be treated as delivered to Seller hereunder.
3.REPRESENTATIONS AND WARRANTIES.
3.1The Seller Group’s Representations and Warranties. Each member of the Seller Group hereby jointly and severally represents and warrants to Buyer as of the Closing Date as follows:
3.1.1Organization and Qualification of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and each other member of the Seller Group, if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable. Each member of the Seller Group has full power and lawful authority to: (i) own and operate its assets, properties and businesses; (ii) enter into this Agreement and all Related Agreements to which it is a party and perform its respective obligations hereunder and thereunder; and (iii) consummate the Transactions.
3.1.2Group Companies.
(a) No Group Company has any subsidiaries and no Group Company owns any Interests or any other direct or indirect ownership interest in any corporation, limited liability company, partnership, joint venture or other business association or entity, in each case other than PMG’s ownership of the Operating Companies and the OpCo Interests.
(b)Other than with respect to Seller’s ownership of the Subject Interests and PMG’s ownership of the Operating Companies and the OpCo Interests, neither Seller nor any Group Company has made any investments in, or otherwise owns any Interests of, or controls, any other Person or third party, and neither Seller nor any Group Company is party to any joint venture or other similar arrangement.
(c) Each of the Group Companies is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its organization. Each of the Group Companies has full power and lawful authority to: (i) own and operate its assets, properties and businesses; (ii)  carry on its Dealership’s business; (iii) enter into this Agreement and all Related Agreements to which it is a party and perform its respective obligations hereunder and thereunder; and (iv) consummate the transactions contemplated by this Agreement and the Related Agreements to which it is a party. Seller has provided Buyer with true and complete copies of each Group Companies’ organizational documents, as amended. Each Group Company has all licenses and permits necessary to own and operate its Dealership, and a true, correct and complete list of such licenses and permits is set forth on Schedule 3.1.2(c).

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3.1.3Due Authorization; Enforceability; No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements have each been duly authorized by all necessary action on the part of Seller (including any trustees, partners, members or managers of Seller, as required), the Seller Owners and the Group Companies. This Agreement and each Related Agreement constitute the legal, valid and binding obligation of each member of the Seller Group and each Group Company party to it, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally and the rights of the OEM pursuant to law and/or the dealer agreements with the Group Companies that are set forth on Schedule 3.1.3, true, correct and complete copies of which have been provided by Seller to Buyer, inclusive of rights of first refusal. Except as set forth on Schedule 3.1.3, neither the Group Companies’ nor any member of the Seller Group’s execution, delivery and performance of this Agreement and the Related Agreements to which it is a party: (a) constitutes a breach or violation of any provision of any Group Company’s or member of the Seller Group’s (to the extent applicable) formation or organizational documents; (b) constitutes a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement, Company Agreement or any material instrument to which any Group Company, member of the Seller Group or any Dealership is a party or by which any Group Company, member of the Seller Group, any Dealership or any of the Dealership Premises or the Real Property is bound or affected; (c) constitutes a violation of any order, judgment or decree by which any Group Company, member of the Seller Group, any of the Dealerships or any of the Dealership Premises or the Real Property are bound or affected or otherwise violate or conflict with applicable law; (d) results in the creation of any Encumbrance on the Subject Interests or the assets of any of the Group Companies or the Dealerships or the Real Property; (e) results in the acceleration of any material debt owed by any Group Company; (f) requires any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except for the OEM Approval and the Consents required under the HSR Act or expiration of the waiting period required by the HSR Act; or (g) results in a violation or breach of, conflict with, constitute a default under, or result in the creation of any Encumbrance upon any of the properties or assets of any Group Company, any Dealership or any Real Property under any of the terms, conditions or provisions of any agreement, instrument or obligation to which any Group Company or Dealership is a party, or by which any Group Company, any Dealership or any of Group Company’s properties or assets is bound.
3.1.4Capitalization.
(a) Seller Owners collectively own, of record and beneficially, and have good and valid title to, 100% of the Holdco Interests, free and clear of all Encumbrances. Seller is the sole record and beneficial owner of and has good and valid title to 100% of the Subject Interests, free and clear of all Encumbrances, except OEM Permitted Encumbrances. PMG is the sole record and beneficial owner of and has good and valid title to 100% of the OpCo interests, all as set forth on Schedule 3.1.4(a), in each case free and clear of all Encumbrances. The Subject Interests constitute all (100%) of the total issued and outstanding membership interests in Seller, and, other than the Subject Interests, there are no other issued and outstanding equity interests in Seller. The OpCo Interests constitute all (100%) of the total issued and outstanding membership interests in the Operating Companies, and, other than the OpCo Interests, there are no other issued and outstanding equity interests in the Operating Companies. The Subject Interests and the OpCo Interests have been duly authorized and are validly issued, fully-paid and, if applicable, non-assessable. The Subject Interests and the OpCo Interests have not been issued in violation of any preemptive rights or of any federal or state securities law and, no personal liability attaches to the ownership thereof. Seller has the power and authority to sell, transfer, assign, convey and deliver to Buyer all of the Subject Interests as provided in this Agreement, and

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such delivery will vest in Buyer good and valid title to the Subject Interests, free and clear of any Encumbrances. Neither Seller nor the Group Companies are a party to any voting trust, proxy or other Contract with respect to the voting, registration, sale, transfer or other disposition of the aforementioned interests other than this Agreement. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Subject Interests, free and clear of all Encumbrances, proxies and voting or other agreements, except restrictions on transfer imposed by applicable federal and state securities laws.
(b)The Subject Interests and the OpCo Interests were issued in compliance with applicable laws. The Subject Interests and the OpCo Interests were not issued in violation of the organizational documents of PMG or the Operating Companies, as applicable, or any other agreement, arrangement, or commitment to which any member of the Seller Group or any Group Company is a party and are not subject to or in violation of any preemptive or similar rights of any person.
(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other equity interests in any Group Company or obligating Seller or any Group Company to issue or sell any membership interests (including the Subject Interests or the OpCo Interests), or any other interest, in any Group Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to any Group Company. Other than with respect to the Group Companies’ organizational documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Subject Interests or OpCo Interests.
(d)There is no civil, criminal or administrative action, suit, demand, claim, hearing, or other Action or investigation pending, or to the Knowledge of Seller, threatened, that is reasonably likely to prohibit or restrain the ability of any member of the Seller Group or any Group Company to enter into this Agreement or any Related Agreement to which it is or will be a party or timely to consummate the Transactions.
3.1.5Title. Except as set forth on Schedule 3.1.5, each Group Company has, and at the Closing the Buyer will receive, good and marketable title to the assets used in the operation of the Group Companies’ business, included in the Closing Date Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances. There are no special assessments against any of such assets. The tangible assets material to the conduct of each Group Company’s business are in a good state of repair and operating condition, ordinary wear and tear excepted.
3.1.6Litigation. Except as set forth on Schedule 3.1.6, (a) there is no pending or, to the Knowledge of Seller, threatened dispute which adversely affects, or may adversely affect, any Group Company, the Subject Interests or the Real Property, (b) there is no present or, to the Knowledge of Seller, threatened, walkout, strike or labor disturbance involving any of any Group Company’s employees or the Dealerships, (c) no Group Company, none of the assets of any Group Company, no Real Property is, and no member of the Seller Group in connection with the operation of the Dealerships is, subject to any pending or, to the Knowledge of the Seller, threatened, litigation, proceeding or administrative investigation, (d) no Group Company has violated any federal, state or local law or ordinance or any rule, regulation order or decree of any Governmental Authority having jurisdiction over it or over any part of its operations or assets in a manner reasonably expected to be materially adverse to the Group Companies, the Dealerships or the Dealership Premises, and (e) each Group Company has maintained all licenses and permits and have filed all registrations, reports and other documents required by local, state and federal

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authorities and regulating bodies in connection with the operation of the Dealerships, all of which licenses and permits, to the extent transferable, on the Closing Date will have been transferred to Buyer. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.1.6 could reasonably be expected to be materially adverse to the Group Companies, the Dealerships or the Dealership Premises.
3.1.7Real Property.
(a) Each Group Company has a valid leasehold interest in all real property that underlies its Dealership Premises or is otherwise used in connection with the operation of its Dealerships (collectively, the “Real Property”). No Group Company owns any of the Real Property. The Real Property is adequately maintained and suitable for the conduct of the business of the Group Companies as presently conducted. Schedule 3.1.7(a) lists: (i) the street address of each parcel of Real Property; (ii) if such Real Property is leased or subleased to the applicable Group Company by Seller, an Affiliate of Seller or any Group Company (such leases and subleases, the “Related Party Leases”); (iii) if such property is leased or subleased to a Group Company by a third party not Affiliated with Seller or any Group Company (such leases and subleases, the “Third Party Leases”); (iv) the landlord under the lease or sublease; (v) the current occupant (if not a Group Company); (vi) the rental amount currently being paid under such leases or subleases; (vii) the expiration of the term and available renewal options of such lease or sublease for each leased or subleased property; and (viii) the current use of such Real Property.
(b)The Real Property is free and clear of any and all Encumbrances other than those set forth on Schedule 3.1.7(b). Except as set forth on Schedule 3.1.7(a), no Affiliate of any Group Company is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other person any right to the possession, lease, occupancy, or enjoyment of any Real Property. With respect to all Real Property leased to or by any Group Company, including without limitation the Related Party Leases and Third Party Leases, no Group Company and no counterparty to such leases or subleases is in default thereunder and no state of facts exist which with giving notice or the passage of time, or both, would constitute a default by any Group Company or the counterparty or counterparties thereto and all such leases and subleases are binding and in full force and effect and grant tenant thereunder the exclusive right to use and occupy the demised premises thereunder. Seller has delivered to Buyer true, complete and correct copies of all leases and subleases, including without limitation the Related Party Leases, Third Party Leases and Company Agreements affecting the Real Property.
(c) The use and operation of the Real Property in the conduct of any Group Company’s business does not violate in any material respect any applicable law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a person other than a Group Company and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property, or otherwise conflict with the property rights and construction requirements of any Group Company. No notice of any pending, threatened or contemplated Action by any Governmental Authority or agency having the power of eminent domain has been given to any Group Company or any member of the Seller Group with respect to the Real Property. The Real Property is not subject to any right of first offer, right of first refusal or other right (whether in contract, law or equity) granting in any person or entity a right to acquire an interest in such Real Property. No member of the Seller Group or any of the Group Companies has exercised or given any notice of exercise by such party

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of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal with respect to the Real Property.
(d)All labor and services performed on or with respect to the Real Property and all materials supplied to or otherwise incorporated into the Real Property have been fully paid for, and there are no materialman’s, supplier’s, laborer’s or other similar liens encumbering or otherwise affecting the Real Property other than those set forth on Schedule 3.1.7(b). Use of the Real Property for the purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use laws and is not subject to “permitted non-conforming” use or structure classifications. All improvements to the Real Property (“Improvements”) and all machinery, equipment and other tangible property owned or used by any Group Company are structurally sound and in good operating condition and are fit for the particular purposes for which they are used by the applicable Group Company, subject only to ordinary wear and tear. Such tangible properties and all Improvements owned by any Group Company conform in all material respects with all applicable laws, ordinances, rules and regulations and other applicable laws, and such Improvements do not encroach in any respect on property of others and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any Improvements of any Group Company. To the extent required by applicable law, Certificates of Occupancy have been issued and are in full force and effect with respect to the Improvements without special conditions or restrictions except for conditions or restrictions that have been satisfied or complied with. The Real Property constitutes all such property used in or necessary to conduct the business of the Group Companies as conducted and as currently planned to be conducted by the Group Companies.
(e) Except as set forth in Schedule 3.1.7(b), each Group Company is in peaceful and undisturbed possession of its Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Group Company to use such Real Property for the purposes for which it is currently being used. Except as set forth in Schedule 3.1.7(e), no Group Company has leased, subleased, licensed or otherwise granted to any person or entity the right to use or occupy any portion of the Real Property, and no Group Company has received notice, and the Seller has no Knowledge, of any claim of any Person to the contrary. There are no Company Agreements outstanding for the sale, exchange, lien, lease or transfer of the Real Property, or any portion thereof.
(f) No Group Company has made any material alterations, additions or improvements to any of the Real Property that may be required to be removed upon termination of the term of the applicable lease. Each parcel of Real Property: (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Real Property and comprising a part of the Real Property; (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the applicable Group Company’s business thereon, all of which are in good working order and condition (reasonable wear and tear excepted); and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or, to the Knowledge of the Seller, threatened eminent domain or other public acquisition proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use and enjoyment of any Real Property as heretofore used in the conduct of the business of the Group Companies. Except as set forth on Schedule 3.1.7(f), no capital expenditures for the maintenance and/or repair of the Real Property are required or, to the Knowledge of the Seller, are reasonably likely to be required within 6 months after

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Closing, except with respect to any capital expenditures made necessary by the actions or omissions of Buyer after the Closing. After Closing, no brokerage commissions or finder’s fees will be due with respect to any Real Property.
(g)Schedule 3.1.7(g) sets forth an accurate and complete list of all material Real Property Permits held by each Group Company with respect to each parcel of Real Property. No Group Company has received any notice from any Governmental Authority or other person or entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and no event has occurred or circumstance exists that could reasonably be expected to give rise to the issuance of any such notice or the taking of any such action. The Real Property Permits are transferable and/or not subject to the consent of the issuing Governmental Authority or any other Person in connection with the transactions contemplated by this Agreement; no disclosure, filing or other action by any Group Company is required in connection with the transactions contemplated by this Agreement; and Buyer will not be required to assume any additional liabilities under the Real Property Permits as a result of the transactions contemplated by this Agreement.
(h)The Real Property constitutes all such property used in or necessary to conduct the business of the Group Companies as conducted and as currently planned to be conducted by the Group Companies. To the Knowledge of the Seller, there are no facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Buyer and the Group Companies after the Closing in the same manner as prior to the Closing.
3.1.8Employees and Independent Contractors. Attached as Schedule 3.1.8 is a true and complete list of all employees (“Employees”) of each Group Company and Dealership that sets forth each Employee’s: date(s) of hire; job title; primary work location; employing entity, federal and state classification (exempt or non-exempt); annual base salary or hourly wage rate (as applicable); employment status (full-time, part-time, temporary); active, leave, or layoff status; any paid time off that is accrued but unused; commission, incentive and/or bonus schedule (if applicable); list of fringe benefits and any other items of value; 2023, 2024 and 2025 year-to-date pay plans and full year earnings and whether they participate in any Group Company’s medical plan or 401k plan. Schedule 3.1.8 also sets forth a complete and accurate list of each individual who is an independent contractor, consultant, or non-employee worker for any Group Company that sets forth for each: name; primary work location; work being performed; compensation rate; typical number of hours of services provided per week; and date the current engagement with the applicable Group Company began; and the name of a third party (such as a staffing firm) through which he or she is employed, if any. Schedule 3.1.8 also sets forth a list, by date and location, of the Employees of each Dealership whose employment was involuntarily terminated since January 1, 2021. Except as set forth on Schedule 3.1.8, the employment of all such Employees is at-will to the extent permitted by applicable law. Except as set forth on Schedule 3.1.8, none of such Employees or independent contractors has any employment or similar agreement (written or otherwise) with Seller, any Group Company or the Dealerships. Except as set forth on Schedule 3.1.8, there have not been any unfair labor practice complaints, labor difficulties or work stoppages, or, to the Knowledge of Seller, threats thereof, affecting any Group Company’s activities at the Dealerships. There are no charges with respect to or relating to any Group Company pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. No Group Company has received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of any Group Company, and, to the Knowledge of Seller, no such investigation is in progress. Except as set forth on Schedule 3.1.8, there is no labor or employment related

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Action commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel pending, or, to the Knowledge of Seller, threatened against any Group Company or the Dealerships, or any of their executives or senior managers in connection with their employment by any Group Company or the Dealerships, nor have there been any such Actions since January 1, 2021, and no Group Company is currently subject to any judgments, orders, decrees, awards, decisions of any court, agency, arbitrator or other legal tribunal relating to labor and employment matters. Except as set forth on Schedule 3.1.8, no Group Company and no Dealership has received any notices of exhaustion of administrative rights, right-to-sue letters, notices of intention to pursue civil penalties (including without limitation pursuant to the California Labor Code Private Attorneys General Act (“PAGA”), California Labor Code Section 2698 et seq.), or other correspondence or notices in anticipation of an Action. Except as set forth on Schedule 3.1.8, no employee or independent contractor of any Group Company or Dealership has, directly or through counsel or other representative, made a written request to inspect or receive a copy of their personnel file and/or records, including without limitation, a request pursuant to California Labor Code Sections 226, 432 and 1198.5. Except as set forth on Schedule 3.1.8, no Group Company has any collective bargaining or union contracts or agreements and, to the Knowledge of Seller, there is no union campaign presently being conducted to solicit Employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the Employees of any Group Company. Since January 1, 2021, each Group Company and each Dealership has been and are operating in material compliance with all applicable federal, state, local and municipal laws, statutes, codes, rules, regulations, orders, executive orders, ordinances, judgments, injunctions and decrees having the effect of law relating to labor and employment, including without limitation all laws related to occupational safety and health, immigration, authorization to work in the United States, plant closings, mass layoffs, wages, hours, minimum wage, overtime, meal and break periods, expense reimbursement, sick leave, vacation and paid time off, restrictive covenants, tax withholdings, wage statements, required notices and reports, unemployment insurance, classification as an independent contractor or as an employee, leave, accommodations, discrimination, harassment, retaliation, and workers’ compensation. Since January 1, 2021, each Group Company has paid all wages, salaries, bonuses, commissions, wage premiums, reimbursements, and other compensation that have become due and payable to its employees, and independent contractors pursuant to any Contract, employment policy, or law. Since January 1, 2021, each current independent contractor or consultant of each Group Company is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable law. Since January 1, 2021, each Group Company has at all times properly classified each of its respective Employees as employees and as exempt or non-exempt for all relevant purposes including, without limitation, the provision of overtime pay and statutory breaks, and have properly classified each of their independent contractors as independent contractors, as applicable, and have treated each person classified by them consistently with such status, under the Fair Labor Standards Act and applicable state and local law equivalents. All current Employees of each Group Company who work in the United States are, and all former employees of each Group Company who worked in the United States whose employment terminated, voluntarily or involuntarily, within the 3 years prior to the Closing Date, were legally authorized to work in the United States. Each Group Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the Employees hired prior to the Closing Date. At all times prior to the Closing Date, each Group Company was in compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA. No Group Company has ever caused any “plant closing” or “mass layoff” as such actions are defined in the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. §§ 2101-2109, and the regulations promulgated therein, or in any similar state law, rule or regulation. No Group Company has any outstanding liability under the

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Worker Adjustment and Retraining Notification Act or any similar law applicable to such Group Company with respect to employee layoffs implemented since January 1, 2021.
3.1.9Taxes.
(a) Each Group Company has: (i) filed, when due, with all appropriate governmental agencies, all returns with respect to Taxes (“Tax Returns”), estimates, reports and statements required to be filed by it, all of which are true, correct; and (ii) paid, when due and payable, all requisite Taxes applicable to it. Each Group Company has withheld all Taxes required to be withheld under applicable Tax laws and regulations, and such withholdings have either been paid over to the respective Governmental Authorities or set aside in accounts for such purpose or accrued, reserved against and entered upon the books of the Group Companies. There are no Encumbrances for Taxes upon any of the assets of any Group Company nor, to the Knowledge of Seller, is any Governmental Authority in the process of imposing any Encumbrance for Taxes on any Group Company or any of its assets or properties, other than Encumbrances for Taxes that are not yet due and payable.
(b)No Governmental Authority has ever claimed that the Group Companies may be subject to taxation in any jurisdiction where the Group Companies do not file Tax Returns. No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Group Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.
(c) Each Group Company has adequately reserved for the payment of all Taxes with respect to periods ended on, prior to or through the Closing Date for which Tax Returns have not yet been filed. In the ordinary course, each Group Company makes adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by it. Except to the extent reserves therefor are reflected or should be reflected on the Closing Date Balance Sheet, no Group Company is liable, or will become liable, for any Taxes for any period ending on, prior to or through the Closing Date. Except as set forth on Schedule 3.1.9, no Group Company has been subject to a federal or state tax audit of any kind, and no adjustment has been proposed by the Internal Revenue Service or any other Taxing Authority with respect to any return for any subsequent year. All income Tax Returns for the Group Companies are consistent with the Reviewed Balance Sheet. To the Knowledge of Seller, there is no basis for an assertion of a deficiency for Taxes against any Group Company. No Group Company has executed any power of attorney with respect to any Tax, other than powers of attorney that will no longer be in force following the Closing.
(d)All deficiencies asserted, or assessments made, against the Group Companies as a result of any examinations by any Taxing Authority have been fully paid. No Group Company is a party to any Action by any Taxing Authority. There are no pending or, to the Knowledge of Seller, threatened actions by any Taxing Authority against any Group Company or any member of the Seller Group in relation to any Group Company.
(e) Seller has delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Group Company for all Tax periods ending after December 31, 2013.

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(f) No Group Company will be required to include any item of income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, provincial, local or foreign law) executed prior to the Closing; (ii) the long-term contract method of accounting; (iii) installment sale, open transaction method or cash method of accounting with respect to a transaction that occurred prior to the Closing; (iv) intercompany transaction occurring at or prior to the Closing or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, provincial, local or foreign law); (v) use of an improper method of accounting or change in method of accounting (including adjustments pursuant to Section 481 of the Code) for a Pre-Closing Tax Period and that is made prior to the Closing; (vi) deferred revenue or prepaid amount received prior to the Closing; or (vii) debt instrument held prior to the Closing that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or subject to the rules set forth in Section 1276 of the Code.
(g)No Group Company: (i) is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (or any similar arrangement); (ii) has any current or potential liability to pay Taxes with respect to or on behalf of any other Person, or to indemnify any other Person with respect to Taxes, as a transferee or successor, by Contract (other than a Contract the primary purpose of which is not Tax), or by law; and (iii) is a party to any joint venture, partnership, Contract or other arrangement which is treated (or would be treated) as a partnership for U.S. federal income Tax purposes. No Group Company has been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar affiliated, combined, consolidated or unitary Tax group for any other Tax purposes) other than a group the common parent of which is Seller.
(h)No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any Taxing Authority with respect to any Group Company, and there are no outstanding rulings or requests for a ruling pending before any Taxing Authority that are, or if issued would be, binding upon any Group Company or Buyer for any taxable period ending after the Closing.
(i) No Group Company has liability for Taxes of any Person (other than a Group Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign law), as transferee or successor, by contract or otherwise. Each Group Company has been treated as a disregarded entity for U.S. federal, state and local income Tax purposes since its formation. No member of the Seller Group is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(j) No Group Company is, or has ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(k)Since January 1, 2018, no Group Company has acquired: (i) assets from another corporation in a transaction in which such Group Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) the stock of any corporation. No Group Company is currently, and no Group Company will at any time through the Closing Date be, liable for any Tax under Section 1374 of the Code (whether prior to the Closing Date, as a result of the Transactions, or otherwise).

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(l) No Group Company has participated in or been a party to any: (i) any “tax shelter” within the meaning of Code Section 6111 (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdiction other than the United States); or (ii) “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable regulations of jurisdictions other than the United States. Each Group Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(m)Within the past 4 years, no Group Company has distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361. No Group Company has been required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or non-U.S. law by reason of any change in accounting method.
(n)None of the assets or properties owned by any Group Company: (i) are “tax-exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code); (ii) directly or indirectly secure any debt the interest on which is exempt under Section 103(a) of the Code; or (iii) are required to be treated as being owned by any Person (other than any Group Company) for U.S. federal income Tax purposes.
(o)Each Group Company: (i) has properly collected and remitted sales and similar Taxes with respect to sales made to its clients and customers; and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, has received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt in the form required under applicable law.
(p)Each Group Company has: (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted; or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No asset of any Group Company is escheatable to any Governmental Authority under any applicable law, including uncashed checks to vendors, employees, non-refunded over payments, credits or unused prepaid accounts.
(q)Except as set forth on Schedule 3.1.9(q), no Group Company has applied for relief pursuant to the CARES Act (including, without limitation, pursuant to Sections 1102 and 1106 (i.e., the Paycheck Protection Program) of, or other similar programs under the CARES Act and administered by the U.S. Small Business Administration (the “SBA”)) or any similar applicable federal, state or local law (excluding, for the avoidance of doubt, any tax provisions of general applicability such as Sections 2301 through 2308 of the CARES Act). Any loan directly or indirectly incurred by such Group Company pursuant to the CARES Act was duly applied for, administered in accordance with applicable law, and forgiven in full by the lender party thereto and the SBA in accordance with the underlying loan terms, the CARES Act, and all other applicable law.
(r) The organization and capitalization of Seller, including the contribution by the Seller Owners of their respective membership interests in PMG to Seller and all transactions related to the foregoing (the “Seller Entity Reorganization”), were

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undertaken in accordance with applicable law. The Group Companies have not incurred, and will not incur, any non-de minimis Tax, liability or obligation related to or arising out of the Seller Entity Reorganization, nor will Buyer or PAG incur any Tax, liability or obligation related to the Seller Entity Reorganization.
3.1.10Employee Benefit Plans.
(a) Set forth on Schedule 3.1.10(a) hereto is a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of any Group Company or any ERISA Affiliates thereof entered into, maintained or contributed to by any Group Company or any of ERISA Affiliate thereof or to which any Group Company or any ERISA Affiliate thereof is obligated to contribute (collectively, the “Benefit Plans”). For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of: (i) a controlled group of corporations (as defined in Section 414(b) of the Code); (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code); (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code); or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes any Group Company.
(b) With respect to each Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Authority relating to any compliance issues in respect of any such Benefit Plan; and (ix) a list of each Person who has options to purchase the equity interests of any Group Company (whether, common, preferred or otherwise) or has units or other awards outstanding under any stock-option or other equity-based plan, program or arrangement sponsored by the Group Companies, noting for each Person the number of options, units and other awards available and the strike price, if any, associated therewith. Schedule 3.1.10(b) sets forth as of Closing Date the accrued liability for any such plans, programs and arrangements.
(c) With respect to each Benefit Plan:
(i)each Benefit Plan is being and has been administered in all respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material

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obligations, whether arising by operation of law or by contract, required to be performed with respect to each Benefit Plan have been timely performed, and there have been no material defaults, omissions or violations by any party with respect to any Benefit Plan, and each Benefit Plan;
(ii)each Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has received a favorable determination letter from the IRS to such effect and, to the Knowledge of Seller, no fact, circumstance or event has occurred since the date of such determination letter or exists that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan;
(iii)either an application for a new determination letter was filed by the end of such Benefit Plan’s applicable remedial amendment cycle as determined under Revenue Procedure 2005-66 or the deadline for filing such an application has not yet arrived and all requirements for relying on such extended filing date have been satisfied;
(iv)each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA and is not qualified under Code Section 401(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation or life insurance for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and for each such plan Schedule 3.1.10(c)(iv) contains (A) a list of assets that are maintained or used to informally fund such plan, (B) an analysis of the emerging liabilities of any supplemental executive retirement plans (the “SERPs”) and (C) an analysis of the cash surrender value of the split-dollar insurance policies held pursuant to the SERPs. Any trust agreement supporting such plan has been provided as described in Section 3.1.10(b);
(v)no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to the Knowledge of Seller, is anticipated against any of the Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any Group Company, any ERISA Affiliate, any director, officer or employee thereof, or any of the assets of any trust of any of the Benefit Plans;
(vi)all contributions, premiums and other payments required to be made with respect to any Benefit Plan have been made on or before their due dates under applicable law and the terms of such Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of the Group Companies;
(vii)no Benefit Plan is under, and no Group Company (nor any ERISA Affiliate thereof) has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Authority and no such completed audit, if any, has resulted in the imposition of any Tax or penalty;
(viii)no Benefit Plan is a self-funded or self-insured arrangement, and, with respect to each Benefit Plan that is funded in whole or in part through an insurance policy, and no Group Company nor any ERISA Affiliate thereof has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other

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actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing;
(ix)all reports and disclosures relating to each Benefit Plan required to be filed with or furnished to Governmental Authority (including the IRS, PBGC and the Department of Labor), Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;
(x)neither the execution, delivery or performance of this Agreement by any member of the Seller Group or the Group Companies nor the consummation of the Transactions (either alone or in connection with any other event) will: (A) require any member of the Seller Group or any Group Company to make a larger contribution to, or pay greater benefits or provide other rights under, any Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered; (B) create or give rise to any additional vested rights or service credits under any Benefit Plan; or (C) conflict with the terms of any Benefit Plan;
(xi)all obligations of each Group Company and any ERISA Affiliate thereof and each fiduciary under each Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the Transactions, have been or will be timely performed in all material respects;
(xii)to the Knowledge of Seller, each Group Company and each ERISA Affiliate thereof, as applicable, has maintained in all material respects all employee data necessary to administer each Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and
(xiii)no Benefit Plan provides for any gross-up payment associated with any Taxes.
(d)No Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and no Group Company or any ERISA Affiliates thereof have ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. No Group Company and no ERISA Affiliate thereof has incurred, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty tax, excise tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to any Group Company or any ERISA Affiliate thereof.
(e) Except as disclosed on Schedule 3.1.10(e), neither the execution or delivery of this Agreement nor the consummation of the Transactions will, either alone or in conjunction with any other event: (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service

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provider of any Group Company or any ERISA Affiliate thereof; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor; (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation; or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.
(f) No Group Company, no other “disqualified person” (as defined in Section 4975 of the Code), no “party-in-interest” (as defined in Section 3(14) of ERISA) and, to the Knowledge of Seller, no trustee or administrator of any Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. All “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Each Group Company and each ERISA Affiliate thereof has in effect fiduciary liability insurance covering each fiduciary of the Benefit Plans.
(g)Except as disclosed in Schedule 3.1.10(g) (which shall contain the actuarial present value of all such benefits other than health benefits, with respect to which current payment amounts and duration of payment obligation are provided), no Group Company: (i) provides health or welfare benefits for any retired or former employee; or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA.
(h)No Group Company or any ERISA Affiliate thereof maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.
(i) Any individual who performs services for any Group Company and who is not treated as an employee for federal income tax purposes by any Group Company is not an employee under applicable law or for any purpose including for tax withholding purposes or Benefit Plan purposes.
(j) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder: (i) has been operated since January 1, 2021 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2009, in documentary compliance with the applicable provisions of Section 409A; (ii) no Group Company (A) has been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (B) has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1(a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Benefit Plan to Section 409A.

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3.1.11Investments.
(a) None of the business of the Dealerships is conducted through any Person other than the Group Companies.
(b)Immediately following the Closing, no member of the Seller Group shall: (i) hold any rights in any tangible personal property or Intellectual Property of any Group Company (other than through indirect ownership of Buyer); or (2) have any operations that contribute to or were used in the conduct of the Dealerships as of the date hereof (other than through indirect ownership of Buyer), except as set forth in Schedule 3.1.7(a).
3.1.12Financial Statements. Attached as Schedule 3.1.12 are true and complete copies of (i) the audited consolidated financial statements of the Group Companies, for the years ended December 31, 2022, December 31, 2023 and December 31, 2024 (the “Audited Financial Statements”) and (ii) the unaudited monthly financial statements provided to the OEM for each month of 2025 completed prior to the date hereof (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements are consistent with and prepared in accordance with the Books and Records of the Group Companies and the Audited Financial Statements fairly present the financial position, results of operations, members’ equity and changes in financial position of the Group Companies (with respect to the Audited Financial Statements), and the Unaudited Financial Statements fairly present the financial position, results of operations, members’ equity and changes in financial position of the Dealerships consistent with and prepared in accordance with OEM reporting policies historically applied to PMG and the Dealerships as of the dates and for the periods indicated in conformity with GAAP (with respect to the Audited Financial Statements) consistently applied during such periods, subject to the categories of adjustments specified in the Accounting Principles, and indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations applicable to the Group Companies. The balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Group Companies are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the business of the Group Companies.
3.1.13No Undisclosed Liabilities. No Group Company has any liability of any nature (whether due or to become due, accrued, absolute or contingent), including, without limitation, any unfunded obligation under any Benefit Plan or pension obligations (including any unfunded liabilities) or liabilities for Taxes, except for: (a) liabilities reflected or reserved against on the most recent Financial Statements and the Reviewed Balance Sheet; and (b) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the latest balance sheet included in the Financial Statements.
3.1.14Absence of Changes. Since December 31, 2024, no Group Company has experienced any event or condition, and to the Knowledge of Seller no event or condition is threatened, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect upon the Group Companies, the Dealerships or the Dealership Premises, and each Group Company and Dealership has conducted business only in the ordinary course of business consistent with past practice except as set forth on Schedule 3.1.14. In addition and without limitation of the foregoing, except as set forth on Schedule 3.1.14, since December 31, 2024, each Group Company and Dealership has:
(a) performed in all material respects all of its obligations under all Contracts, commitments, arrangements, and understandings to which it is party or to

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which it is the economic beneficiary unless the failure to perform would reasonably be expected to be materially adverse to the Group Companies, the Dealerships or the Dealership Premises;
(b)not terminated or received any notice of termination of any Contract or permitted any amendment, supplement, waiver or other modification in respect thereof other than in the ordinary course of business;
(c) timely paid all liabilities when they become due and payable in the ordinary course of business unless such liabilities are contested in good faith or reserved for on the Closing Date Balance Sheet or Reviewed Balance Sheet;
(d)not accelerated its collection or receipt of any accounts receivable and not delayed or deferred the payment of any accounts payable that are due and payable;
(e) not sold, assigned, transferred, leased or licensed to another Person or otherwise disposed of any asset or property, except for inventory and obsolete equipment sold in the ordinary course of business;
(f) not purchased, leased, licensed or otherwise acquired (whether by merger, consolidation or other business combination, purchase of securities or assets, or otherwise) (i) any securities, business or material portion of assets of any other Person or (ii) properties of any other Person other than in the ordinary course of business;
(g)not authorized, issued, sold or otherwise disposed of any Interests, or granted any options, warrants or other rights to acquire (including upon conversion, exchange or exercise) any Interests, or authorized, declared, set aside, made or paid any dividend or other distribution with respect to any Interests, or redeemed, purchased or otherwise acquired any Interests, or amended or made any change to any of its organizational documents, or made any other payment to its equity holders, shareholders, partners or owners (or any Affiliates of such equity holders, shareholders, partners or owners), except as set forth in Schedule 3.1.14(g);
(h)not issued, created, incurred, guaranteed or assumed any Indebtedness;
(i) not forgiven, canceled, compromised, waived or released any: (i) right or claim having a value of more than $100,000 (individually) or an aggregate value in excess of $250,000 or (ii) Indebtedness owed to it;
(j) not amended, terminated, or otherwise modified in any respect any Contract;
(k)not otherwise engaged in any transaction other than in the ordinary course of business, other than as contemplated by this Agreement or the Related Agreements;
(l) not subjected any of its assets or properties to any Encumbrance;
(m)not made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed to

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pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any equity holder, director, officer, manager, employee, consultant, independent contractor or agent, in each case, of any Group Company;
(n)not encountered or made any material change in policies or practices relating to its employees, consultants, independent contractors, agents, customers, suppliers, vendors and other Persons having business dealings with any Group Company;
(o)not made any purchase commitment, capital expenditure or capital addition or betterment outside the ordinary course of business, or made any advances to any Person, other than to employees for travel costs and expenses in the ordinary course of business;
(p)used its reasonable best efforts to preserve its relationships with its employees, consultants, independent contractors, agents, clients, customers, suppliers, vendors and other Persons having business dealings with each Group Company, including by using its reasonable best efforts to keep available the services of its principal employees;
(q)not instituted, settled or agreed to settle any Action, other than in the ordinary course of business;
(r) not changed any accounting principles, methods or practices, or the manner it keeps its Books and Records, or its practices with regard to the booking of sales, receivables, payables or accrued expenses or materially altered its billing, invoicing, payment or collection practices except as required by GAAP applicable to Seller;
(s) not: (i) made, changed or revoked any Tax election; (ii) amended any Tax Return; (iii) elected or changed any method of accounting or accounting period for Tax purposes; (iv) settled any Action in respect of Taxes; (v) entered into any Tax allocation, Tax sharing, Tax indemnity, or other Contract in respect of Taxes; (vi) entered into any closing agreement in respect of Taxes with any Governmental Authority; (vii) surrendered any right to a claim for a Tax refund; or (viii) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes;
(t)not taken any action or omitted to take any action, or encountered any event, occurrence, fact, condition, change, development or effect, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect upon the Group Companies, the Dealerships or the Dealership Premises; and
(u)not taken any action or omitted to take any action that would contradict any of the foregoing.
3.1.15Insurance. Schedule 3.1.15 contains a description of each property and liability insurance policy maintained by or insurable with respect to any Group Company, the operation of the Dealerships and the Real Property (the “Insurance Policies”), and each Insurance Policy is in full force and effect. Since June 1, 2024, neither any member of the Seller Group nor any Group Company has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium

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adjustment or other experience-based liability on the part of any Group Company. All the Insurance Policies: (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Group Companies pending under any of the Insurance Policies. No Group Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to the Group Companies and are sufficient for compliance with all applicable laws and contracts to which any Group Company is a party or by which it is bound.
3.1.16Intellectual Property Rights.
(a) Schedule 3.1.16(a) sets forth a complete and accurate list of material Intellectual Property owned or purported to be owned by a Group Company (collectively, the “Company Intellectual Property”), together with the jurisdiction where the application or registration is located, the application or registration number, and the application or registration date. Each Group Company, as applicable: (i) has made all necessary filings and paid all necessary registration, maintenance, and renewal fees for the purpose of maintaining all registered or applied for Company Intellectual Property; and (ii) is the exclusive owner of all right, title, and interest in and to the Company Intellectual Property, free and clear of all Encumbrances. The Company Intellectual Property is valid and subsisting, and, to the extent registered, issued, or granted, is in full force and effect. Except as set forth on Schedule 3.1.16(a), there are no actions that must be taken within the 180-day period following the Closing Date, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to the United States Patent and Trademark Office (or equivalent authority elsewhere in the world) office actions, documents, applications, or certificates, to obtain, maintain, perfect, or preserve or renew any Company Intellectual Property.
(b)Schedule 3.1.16(b) sets forth a list of: (i) all licenses granted by any Group Company to any third party with respect to any Company Intellectual Property; and (ii) all licenses granted by any third party, including any Affiliate of any member of the Seller Group or any Group Company, to any Group Company with respect to any Intellectual Property currently used in the business of the Dealerships as currently conducted, excluding “off-the-shelf” or “shrink wrap” products and technology licensed to such Group Company for a one-time fee or an annual fee of $5,000 or less (collectively, the “IP Licenses”). Seller has provided to Buyer true, correct, and complete copies of all IP Licenses. Each IP License is in full force and effect. Each Group Company and, to the Knowledge of Seller, each other party thereto, is in compliance with and has performed all obligations required under the IP Licenses. There is no outstanding or threatened dispute or disagreement between any Group Company and each other party thereto with respect to any IP License. The consummation of the Transactions will not afford any other party to any IP License the right to terminate any IP License or otherwise adversely affect any Group Company’s rights under such IP License. No Intellectual Property is currently used in the business of the Dealerships that is not Company Intellectual Property or licensed to any Group Company pursuant to an IP License unless such Intellectual Property is in the public domain.
(c) The conduct of the business of each Group Company and the unrestricted use of the Company Intellectual Property, do not infringe, violate, dilute, or misappropriate, and have not in the past infringed, violated, diluted, or misappropriated, any rights, including Intellectual Property rights, held or asserted by any person or entity. To the knowledge of Seller, the conduct of the business of each Group Company and the

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unrestricted use of the Intellectual Property licensed by such Group Company, do not infringe, violate, dilute, or misappropriate, and have not in the past infringed, violated, diluted, or misappropriated, any rights, including Intellectual Property rights, held or asserted by any person or entity. To the Knowledge of Seller, except as set forth on Schedule 3.1.16(c), no Person is infringing, violating, diluting, or misappropriating, or has in the past infringed, violated, diluted, or misappropriated any Company Intellectual Property.
(d)No claims are pending or, to the Knowledge of Seller, threatened, against any Group Company by any Person regarding any Group Company’s use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property. No Group Company has requested or received any opinions of counsel related to any charge, complaint, claim, demand or notice alleging any infringement, misappropriation, or violation of Intellectual Property of any Person by any Group Company.
(e) Each current and former consultant, agent, officer, management person, employee, contractor, and vendor of each Group Company involved in the creation of Company Intellectual Property has executed a binding, written contract containing present-tense assignment of Intellectual Property sufficient to validly assign all of such person’s or entity’s respective right, title, and interest in and to any such Company Intellectual Property to the applicable Group Company. Such provisions of such contracts remain in full force and effect. To the Knowledge of Seller, no such person or entity is in violation of such contracts. All current and former employees and independent contractors of, and consultants to, each Group Company have entered into contracts pursuant to which such employee, independent contractor, or consultant agrees to protect the Company Confidential Information.
(f) Each Group Company has taken commercially reasonable measures consistent with industry standards designed to protect the confidentiality of: (i) its trade secrets and other confidential information; and (ii) third-party confidential information provided to any Group Company that such Group Company is obligated by contract or law to maintain in confidence. To the Knowledge of Seller, no such trade secrets or third-party confidential information have been disclosed or otherwise accessed by any unauthorized person or entity or used in any unauthorized manner.
(g)Each Group Company is and has at all times been in compliance with all open source software license terms with respect to any open source software used or incorporated into any Software included in the Company Intellectual Property. Such Software is not subject to licensing obligations of any open source software that requires such Software to be: (i) disclosed or distributed in source code form;(ii) licensed for the purpose of making derivative works; or (iii) redistributed at no or minimal charge.
3.1.17Dealership Premises; Environmental. Each Group Company enjoys and has the right to peaceful and undisturbed possession of its Real Property. Each Group Company’s operations on its Real Property, including Improvements on the Real Property, do not violate any applicable building code, zoning requirement or classification, or Environmental Law applicable to any Group Company, the Dealerships or relating to the Real Property or to such operations, or any other applicable law, regulation or ordinance, and if such non-violation is dependent, in any instance, on any so-called non-conforming use or structure exceptions, such non-conforming use or structure exceptions will not expire or terminate as a result of the

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Transactions. Without limiting the generality of the foregoing, except as disclosed in Schedule 3.1.17:
(a) To the Knowledge of Seller, there are no material defects in design, workmanship or materials in any of the improvements or facilities on the Real Property, including, but not limited to, the air conditioning, heating, plumbing, electrical, and all other mechanical and operating systems (collectively, the “Building Systems”), and the roof, foundation and load-bearing structure. The Building Systems are in good, serviceable and safe operating condition to the Knowledge of Seller. The roofs on the buildings located upon the Real Property do not leak;
(b)there are not now, nor have there been at any point in the past, underground storage tanks, underground trenches or pits, or any underground lifts of any nature under the Real Property;
(c) the Real Property, the use thereof, and any operations now or heretofore conducted by any Group Company and its predecessors at the Real Property or at any other location, are, and have been, in compliance with any applicable Environmental Law; all federal, state and local permits, licenses, registrations and authorizations required for the use of and operations at the Real Property have been obtained and further, there are currently no violations of such permits, licenses, registrations or authorizations, nor have there been in the past; there are no claimed, alleged or threatened violations of or liabilities under any Environmental Law with respect to the Real Property or the operations of any Group Company and its predecessors; there have been no releases of Hazardous Substances at, on or under the Real Property or any other location which could give rise or have given rise to a cleanup or remediation obligation as to any Group Company under any Environmental Law, nor have the operations of each Group Company and its predecessors exposed any Person to a Hazardous Substance in a manner that could give rise or have given rise to liability under Environmental Law; during each Group Company’s possession of the Real Property, and, to the Knowledge of Seller, prior to each Group Company’s possession of the Real Property, the Real Property has not been used for the treatment, storage or disposal of any Hazardous Substances as such treatment, storage or disposal may be regulated under the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. or its state counterparts, as amended and/or reauthorized, and regulations promulgated thereunder, except as is permitted under any applicable Environmental Law in connection with the operation of the Dealerships; and no Group Company has entered into an indemnity or any other agreement with any other Person imposing or assuming outstanding material liabilities of such other Person respecting Hazardous Substances or Environmental Law;
(d)Seller and its Affiliates have made available to Buyer all surveys, title policies, environmental assessments, results of environmental tests, inspections, audits and investigations, any pending or unresolved written notices of actual or potential material violations of or material liability relating to Hazardous Substances or under Environmental Law, all material correspondence with any Governmental Authority respecting Environmental Law, soils reports, engineering reports and physical inspection reports for the Dealership Premises and other Real Property in the possession of Seller or any Group Company;
(e) there is nothing that would preclude or interfere with the Buyer’s quiet enjoyment of the Real Property. The Real Property is benefited by all easements and rights of ingress and egress and for utilities and services necessary for all of a Group Company’s operations of the Dealerships. There are no parties, other than the Group

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Companies, in possession of any of the Dealership Premises, and there are no other rights of possession or use that have been granted to any third parties; and
(f) neither the whole nor any portion of the Dealership Premises has been condemned, requisitioned or taken by any Governmental Authority nor, to the Knowledge of Seller, is any such condemnation, requisition or taking threatened or contemplated. Except for Related Party Leases and the Third Party Leases, there are no leases, subleases, or licenses creating a possessory interest in the Dealership Premises.
3.1.18Relationship with Related Parties; Propriety of Past Payments.
(a) Except as set forth on Schedule 3.1.18 and except by virtue of any Seller Owner’s ownership interest in the Buyer: (i) Seller does not have and has not had, and no Seller Owner, no Dealership, and no officer, director, manager, employee, or equity holder, or Affiliate of any of the forgoing (other than the Group Companies), and no relative or spouse, or relative of such spouse of any such physical Person (any of the foregoing Persons, a “Related Person”), has or has had any interest in any asset or property (whether real, personal or mixed and whether tangible or intangible) used or held for use by any Group Company or pertaining to any Group Company’s business; (ii) no Related Person owns or has owned, of record or as a beneficial owner, an Interest in any Person that (A) has or has had business dealings or a financial interest in any transaction with any Group Company or (B) has or is engaged in competition with any Group Company; and (iii) no Related Person is a party to any Contract, agreement or commitment (whether written or oral) that is a Company Agreement.
(b)No accumulation or use of any Group Company’s funds or assets have been made without being properly accounted for in its Books and Records; all payments by or on its behalf have been duly and properly recorded and accounted for in its Books and Records; no false or artificial entry has been made in its Books and Records for any reason; no payment has been made by or on behalf of any Group Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and any Group Company has not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by any Group Company of, or alleged to be of, the type described in this Section 3.1.18.
(c) Each Group Company has complied with laws relating to, and has developed and implemented policies and procedures to combat, bribery, Tax evasion and the unlawful facilitation of Tax evasion, money laundering, and other forms of corruption. Such policies and procedures comply with the recommendations that have been made for such policies and procedures by the U.S. Department of Justice, the U.S. Securities and Exchange Commission.
(d)Since January 1, 2019, no Group Company has:
(i)been fined or otherwise penalized for having violated any of the Applicable Anti-Corruption and Anti-Tax Evasion Laws;
(ii)received any oral or written notices from a Governmental Authority prosecuting authority concerning its compliance with the Applicable Anti-Corruption and Anti-Tax Evasion Laws;

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(iii)received any report (including a report from any Group Company’s external auditors, any employee of a Group Company or any other Person) or discovered any evidence suggesting that any Group Company has violated any Applicable Anti-Corruption and Anti-Tax Evasion Laws; or
(iv)received any court orders or warrants in relation to any assets, material, or information held by any Group Company in connection with any actual or alleged violations of any Applicable Anti-Corruption and Anti-Tax Evasion Laws.
3.1.19Fixed Assets; Inventory; Accounts Receivable; Product Warranties; Product Liabilities.
(a) Each Group Company has good and valid title to the Fixed Assets and Excluded Fixed Assets, free and clear of all Encumbrances. All Fixed Assets are, and shall on the Closing Date be, in operating condition and repair, reasonable wear and tear excepted, and adequate and sufficient for the operation of the Dealerships’ business as currently conducted. All of the Dealerships’ inventory was acquired in the ordinary course of business and is in good condition and is usable and saleable in the ordinary course of the Dealerships’ business, except to the extent reserves have been established on the Closing Date Balance Sheet or the Reviewed Balance Sheet.
(b)The values at which inventories are carried on the Financial Statements and the values at which inventories will be carried on the Closing Date Balance Sheet reflect, or will reflect, the normal inventory valuation policies of the Group Companies, and such values are, or in the case of the Closing Date Balance Sheet will be, in conformity with GAAP consistently applied to Seller (except for the absence of footnote disclosures). Other than with respect to security interests in connection with floorplan loans, any Group Company has good and valid title to the inventory, free and clear of all Encumbrances. Each New Vehicle is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no New Vehicle is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost except as disclosed in OEM notifications related to publicly available recall programs or covered by standard manufacturer warranties. None of the vehicles owned by any Group Company has been, or will be on the Closing Date salvaged or rebuilt or have any frame, flood or other damage impairing its salability in the ordinary course of business, and, with respect to each vehicle, any Group Company has or will have prior to the Closing Date on file, odometer statements showing that the odometers on each of the vehicles to be sold hereunder represent the actual mileage of such vehicles as represented to any Group Company by the vendor thereof. To the Knowledge of Seller, all such odometer statements are true and correct.
(c) All accounts receivable reflected on the Financial Statements are, and all accounts receivable that will be or will have been reflected on the Closing Date Balance Sheet will be, accounts receivable that have arisen in the ordinary course of business and that can reasonably be expected to be collected in the ordinary course of business, except to the extent reserves have been established on the Closing Date Balance Sheet or the Reviewed Balance Sheet or excluded from the Closing Date Balance Sheet or the Reviewed Balance Sheet.
(d)Schedule 3.1.19(d) sets forth a list by Dealership of customer orders received during the 12 months prior to the Closing Date, including “we owes”, for New Vehicles, Used/Other Vehicles, Other Vehicles, the OEM Parts and the

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Non-OEM Parts (the “Unfilled Customer Orders”), and related customer deposits or payments received from customers (including deposits on Work In Process) prior to Closing with respect to the Unfilled Customer Orders (the “Deposits”). The Unfilled Customer Orders involve customary and reasonable profit.
(e) Schedule 3.1.19(e) sets forth a list of all warranties, guaranties, insurance policies and similar indemnity provisions provided or offered by the Dealerships with respect to its products and services and the applicable expiration date thereof (the “Product Warranties”). Each product sold or service rendered by a dealership is and has been sold or rendered, as applicable, in conformity with all applicable laws, contracts and all Product Warranties and any other implied warranties. Except as set forth on Schedule 3.1.19(e), there are no facts, events or circumstances that could be expected to increase the liability of any Group Company or any Dealership in respect of Product Warranties provided for products or services sold beyond what has historically been incurred in the ordinary course of business or indemnified by the OEM or the financial institution offering such products or services.
(f) No Group Company has any liability in connection with any proceeding currently pending or, to the Knowledge of Seller, threatened against any Group Company arising out of any injury to individuals or property resulting from the possession or use of any product sold, leased or delivered by any Group Company, other than liabilities indemnified by the OEM.
(g)Except as disclosed in OEM notifications since January 1, 2022, no Group Company and no Dealership has been involved in any recall, whether voluntarily or as a result of any Action by any Governmental Authority, of any product manufactured, sold, leased or delivered by any of them for any reason, including on account of any manufacturing or design defect, or issued any press release or public statements containing any statement advising its customers to treat such products as a potential health or safety risk. No Group Company and no Dealership is preparing for the pending recall of any product sold, leased or delivered thereby except as disclosed in OEM notifications.
3.1.20Business Names; Books and Records.
(a) Schedule 3.1.20(a) contains a complete list of all names, including “doing business as” by which each Group Company, or any Group Company’s related predecessors-in-interest, if applicable, has conducted business at any time during the 5 years preceding the date of this Agreement.
(b)The Books and Records of each Group Company are true, correct, and complete and have been maintained in accordance with sound business practices.
(c) The Books and Records of each Group Company are in its possession, including original title deeds relating to all of its assets and executed originals of all Contracts to which it is a party.
3.1.21Brokers. Neither any Group Company nor any member of the Seller Group nor anyone acting on their behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the Transactions.

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3.1.22OEM Actions. Except as set forth on Schedule 3.1.22, since January 1, 2022, the OEM has not taken or proposed to take any action that could reasonably be expected to be materially adverse to the Group Companies, the Dealerships or the Dealership Premises, including, but not limited to: (i) relocating or closing of any of the Dealerships; (ii) relocating any other dealership or establishing or awarding a new franchise for a dealership to a location that could reasonably be expected to be materially adverse to the Group Companies, the Dealerships or the Dealership Premises; (iii) protesting any action taken or proposed to be taken by any Group Company or any of the Dealerships; or (iv) issuing a “cure letter” to any Group Company relating to a Group Company’s underperformance in operations, facility upgrades or any other aspect of a Group Company’s business. Seller has delivered to Buyer copies of any written documentation or proposals relating to the foregoing in the possession of any Group Company or have disclosed such on Schedule 3.1.22, including, but not limited to, any strategic plans of the OEM relating to the distribution, marketing, facilities or corporate image or alignment or any documentation relating to specific plans, proposals or waivers with respect to the Dealerships. No Group Company has any claims, and no basis exists (nor will any basis exist solely as a result of the passage of time) for any claims by any Group Company against the OEM.
3.1.23Privacy and Data Security Compliance.
(a) Each Group Company and, to the Knowledge of Seller, each Group Company’s and Dealerships’ vendors, has: (i) operated the Dealerships’ businesses and Processed Personal Information at all times in compliance with all applicable Privacy Requirements, (ii) complied with its corporate policies applicable to data privacy, data security and Processing of Personal Information at all times, and (iii) not experienced any incident in which Personal Information or other sensitive data was or may have been used, disclosed, accessed, or acquired without authorization, or in which the Group Companies’ Business Systems have been accessed without authorization (each a “Breach”). No Group Company has received any claim or notice that a Breach may have or is being investigated.
(b)Each Group Company has implemented and presently maintains, and periodically tests the efficacy of, commercially reasonable policies, programs, and procedures (including administrative, technical, and physical safeguards), including: (i) the adoption, implementation, and maintenance of a written information security program, incident response plan, vendor management policy, and disaster recovery and business continuity plan, in each case, designed to make commercially reasonable efforts to ensure the protection of Business Systems, Personal Information, and confidential information of each Group Company against a Breach, loss, destruction, and damage; (ii) performing vulnerability scans and penetration testing on its Business Systems no less frequently than annually, and remediating all material vulnerabilities identified by such scans and penetration tests; and (iii) maintaining commercially reasonable cybersecurity insurance in coverage types and amounts reasonably sufficient for the business of the Dealerships.
(c) Each Group Company contractually imposes obligations on all of its vendors and partners that handle or have access to Personal Information, its confidential information, or Business Systems to implement and maintain commercially reasonable safeguards designed to protect such Personal Information, confidential information, and Business Systems. The Business Systems are reasonably sufficient for the current operation of the Dealerships. With respect to the Business Systems, each Group Company has commercially reasonable back-up and recovery systems designed for the recovery, in the event of a future Breach or other material loss of material data, of data and information necessary to the conduct of business of the Dealerships without material

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disruption or interruption. Each Group Company has timely installed all software security patches and other fixes to known material technical information security vulnerabilities with respect to Business Systems.
(d)Neither the execution, delivery, or performance of this Agreement or the Related Agreements, nor the consummation of any of the Transactions, will, on the part of any Group Company, violate any Privacy Requirements or require the consent of or notice to any Person with respect to such Person’s Personal Information.
3.1.24Contracts; Etc.
(a) Schedule 3.1.24(a) sets forth a true, correct and complete list of all Company Agreements. Seller has delivered to Buyer a true, correct, and complete copy of each written Company Agreement, including all modifications, amendments, and supplements thereto and waivers in respect thereof (each of which is listed on Schedule 3.1.24(a)). Seller has included on Schedule 3.1.24(a) a true, correct and complete description of the fees and any other material terms and conditions of any Company Agreement that is not in written form, including all modifications, amendments, and supplements thereto and waivers in respect thereof.
(b)The Company Agreements include all Contracts required for the continued conduct of the business of the Group Companies and Dealerships as presently being conducted. Each Company Agreement is in full force and effect and constitutes the legal, valid, binding, and enforceable obligation of the applicable Group Company and each other party thereto. No Group Company is in breach or default of any Company Agreement in any material respect nor is any other party to a Company Agreement, to the Knowledge of Seller, in breach or default of such Company Agreement in any material respect, and no event has occurred which (with or without notice, lapse of time or both) would constitute a material breach or default, or permit termination, modification or acceleration, under such Company Agreement, and no party to such Company Agreement has provided written notice of repudiation of any provision of such Company Agreement. Each Group Company and each Dealership has duly performed its obligations in all material respects under the Company Agreements to which it is a party, except for obligations that become due after the Closing pursuant to the terms of such Company Agreements.
(c) No Company Agreement has been made otherwise than on arm’s length terms and in the ordinary course of business.
3.1.25Miscellaneous.
(a) Except as set forth in Schedule 3.1.25(a), within the two (2) year period prior to the date hereof, no Group Company has established or implemented any customer revenue sharing, rewards or loyalty or other similar program that affords customers future credits, rebates or discounts against future purchases of vehicles, goods or services from any Group Company.
(b)Schedule 3.1.25(b) correctly identifies each bank account maintained by or on behalf of for the benefit of any Group Company and the name of each person with any power or authority to act with respect thereto.
(c) Schedule 3.1.25(c) correctly identifies the name of every person holding a power of attorney for any Group Company and correctly describes the power of attorney.

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(d)Schedule 3.1.25(d) correctly lists all officers and directors of any Group Company.
3.1.26Disclosure. Neither this Agreement, nor any Related Agreement, Schedule or other document, certificate or item delivered by any member of the Seller Group or at any member of the Seller Group’s or any Group Company’s direction pursuant to this Agreement, or any Related Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make each statement contained herein or therein not, in light of the circumstances under which they were made, misleading. To the Knowledge of Seller, there is no fact that has not been disclosed to Buyer by Seller, any Seller Owner or any Group Company that has or would be reasonably likely to have a Material Adverse Effect on the business, financial condition, operating results, assets or employee, customer or supplier relations of any Group Company.
3.2Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Closing Date as follows:
3.2.1Organization. Buyer is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to enter into this Agreement and the Related Agreements and to consummate the transaction contemplated by this Agreement and the Related Agreements.
3.2.2Authorization; Enforceability.
(a) Buyer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Related Agreements to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Related Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement and the Related Agreements each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally.
(b)On or prior to the date hereof, the Buyer Board (upon the recommendation of the Special Committee) has made the PAG Board Recommendation.
(c) The Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Purchase Price to be paid by Buyer pursuant to this Agreement is fair, from a financial point of view, to Buyer.
3.2.3Brokers. Neither Buyer nor anyone acting on its behalf has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the Transactions.
3.2.4No Conflicts. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements does not and will not: (a) constitute a breach or violation of any provision of law or of Buyer’s incorporation documents or bylaws; (b) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage,

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loan agreement or any material instrument to which Buyer is a party or by which Buyer is bound or affected; or (c) constitute a violation of any order, judgment or decree by which Buyer is bound or affected.
4.CERTAIN COVENANTS.
4.1Approvals and Consents. Seller and Buyer, on behalf of the Group Companies, have obtained the consents set forth on Schedule 4.1, which are all of the remaining necessary approvals and consents required for any Group Company and Dealerships to authorize, approve and execute this Agreement and the Related Agreements and to consummate the sale of the Subject Interests to Buyer and the indirect transfer of ownership of the Dealerships to Buyer.
4.2Company Indebtedness.
4.2.1At the time of the Closing, except as set forth on Schedule 4.2, each Group Company’s only Indebtedness shall be: (a) their respective Dealership Flooring Agreements; (b) accounts payable incurred in the ordinary course of business consistent with past practice; (c) Taxes payable incurred in the ordinary course of business; and (d) liabilities existing under the Loaner Programs; provided that all of the foregoing Indebtedness shall be fully and accurately reflected as liabilities on the Closing Date Balance Sheet.
4.2.2Schedule 4.2.2 sets forth a true, correct, and complete list immediately prior to the Closing of all restricted cash of the Group Companies.
4.3Restrictions on Soliciting and Hiring Employees. Other than with respect to the individuals set forth in Schedule 4.3, who may provide part-time transitional services to Seller or GWOOD 2 after the Closing Date as further specified on Schedule 4.3, each member of the Seller Group, on behalf of itself and its Affiliates (excluding PAG, and its subsidiaries and Penske Transportation Solutions and its subsidiaries), agrees and covenants that from the date of this Agreement through the 5 year anniversary of the Closing Date, that it and its Affiliates shall not, directly or indirectly, without the prior written consent of Buyer, hire, induce, solicit or attempt to hire, induce or solicit any of the employees of any Group Company or the Dealerships to become an employee or independent contractor of such member of the Seller Group or its Affiliates without the prior written consent of Buyer; provided, however, that nothing in this Section 4.3 shall limit the right of any member of the Seller Group or its Affiliates (a) to hire, induce, solicit or attempt to hire, induce or solicit any of the employees of any Group Company or the Dealerships to become an employee or independent contractor of PAG or any of its subsidiaries or Penske Transportation Solutions or any of its subsidiaries or (b) the use of public employee solicitation methods. Further, this restriction shall not apply to any employee whose employment or engagement was terminated by any Group Company or the Dealerships or by Buyer or its Affiliate for a period of at least six (6) months prior to the date of such inducement or solicitation.
4.4Non-Compete. Each member of the Seller Group, on behalf of itself and its Affiliates (excluding Penske Automotive Group, Inc., and its subsidiaries and Penske Transportation Solutions and its subsidiaries), agrees and covenants that from the date of this Agreement through the 4 year anniversary of the Closing Date, that it and its Affiliates shall not, directly or indirectly, for itself, himself or herself, or on behalf of or in conjunction with any person, partnership, corporation or other entity, own, finance, operate, control, or participate or engage in the ownership, financing, management, operation or control of, or be connected with as an officer, employee, partner, director, stockholder, representative, consultant, independent contractor, guarantor, advisor or any other similar capacity or otherwise have a financial interest in, a proprietorship, partnership, joint venture, association, corporation or other business organization or enterprise having a dealership/franchise or business engaged in the sale, leasing or

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servicing of new or used motor vehicles within the Restricted Territory without the prior written consent of Buyer; provided, however, that: (a) the beneficial ownership of shares of stock of Buyer of less than 1% of the shares of stock or equity of any other entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall be permitted by this Section 4.4; and (b) activities conducted for or on behalf of Buyer, Penske Transportation Solutions, Penske Entertainment Corp. or any of their respective subsidiaries; and (c) the direct or indirect ownership of stock or equity of entities that own interests in PAG or Penske Transportation Solutions or their Affiliates shall not be limited by this Section 4.4. For purposes of this Agreement, “Restricted Territory” shall mean a 75-mile radius around any Dealership Premises. The members of the Seller Group agree and acknowledge that the restrictions contained in Sections 4.4 and 4.5 are reasonable in scope and duration and are necessary to protect Buyer after the Closing in consideration for the transactions contemplated by the Agreement. If any provision of Section 4.4 or 4.5 as applied to any party or to any circumstance, is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Parties agree and acknowledge that the breach of Section 4.3 or 4.4 will cause irreparable damage to Buyer and upon breach of any provision of Section 4.3 or 4.4, Buyer and its Affiliates shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which Buyer may have (including, without limitation, the right to monetary damages). The members of the Seller Group and their respective Affiliates shall not retain any originals or copies of any customer lists, files, records or other documents or materials pertaining or related to the Dealerships except as required by law, and in no event shall any such Person use such lists, files, records or other documents and materials in any manner in connection with any other business owned by such Person.
4.5Confidentiality. In consideration of Buyer’s payment of the Purchase Price and the benefits of this Agreement, Buyer hereby covenants that from and after the execution of this Agreement it will hold, and cause its Affiliates to hold, in confidence and not make use of or disclose any Confidential Information it possesses relating to Seller or Seller Owner from and after the Closing without the consent of Seller except to the extent (i) such Confidential Information is or becomes publicly available, (ii) Buyer or its Dealerships are already in possession of such Confidential Information without fault and such Confidential Information was not first obtained in connection with the Transactions, (iii) any of Buyer or its Dealerships receives such Confidential Information hereafter on a non-confidential basis from a third-party source that, to the knowledge of Buyer, is not prohibited from disclosing such Confidential Information, and (iv) such Confidential Information is requested or required to be disclosed in accordance with applicable law, rule, regulation or legal process. The members of the Seller Group hereby covenant that from and after the execution of this Agreement they will hold, and cause their Affiliates (other than Buyer, its parent company and parent’s subsidiary companies) to hold, in confidence and not make use of or disclose any Confidential Information they possess relating to Buyer or the Group Companies or their customers without the prior written consent of Buyer. For purposes of this Agreement, the term “Confidential Information” means the following: computer software data and documentation, trade secrets and confidential business information, including, but not limited to, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and copies and tangible embodiments

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thereof, based thereon or otherwise reflecting the such information (in whatever form or medium). The Parties agree and acknowledge that the breach of this Section 4.5 will cause irreparable damage to the non-breaching party and to the Group Companies and upon breach of any provision of this Section 4.5, the non-breaching Party and its Affiliates shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that the foregoing remedies shall in no way limit any other remedies which the non-breaching Party and its Affiliates may have (including, without limitation, the right to monetary damages).
4.6Further Assurances. Each Party shall execute and deliver any further instruments or documents, and take all further action, reasonably requested by any other Party or Parties to carry out the transactions contemplated by this Agreement and the Related Agreements and to transfer any Intellectual Property used by the Group Companies as of the Closing Date not otherwise transferred by virtue of the Transactions.
4.7Specific Performance. The Seller Group and the Group Companies agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Seller Group or any Group Company, as applicable, in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, Buyer shall be entitled to seek specific performance of the Seller Group and the Group Companies’ respective obligations under this Agreement which are required to be performed. Buyer shall not be required to post any guaranty, letter of credit, bond or other security to obtain an order or decree of such specific performance.
4.8Disclosure Schedules. All Schedules to this Agreement, including disclosure schedules (the “Schedules”) shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement. Without limiting the foregoing, each Schedule shall identify with particularity and describe in relevant detail all relevant facts to be described thereunder; the listing of (or inclusion of a copy) of a document or other item shall be deemed adequate to disclose an exception to a representation or warranty made by the Seller Group to the extent reasonably apparent from the name of the document or the context.
4.9Licenses. In the event that Buyer is unable to obtain any license necessary or appropriate to operate the Dealerships by the time of Closing, at Buyer’s request, any Group Company, on terms and conditions acceptable to the Parties, shall allow Buyer to operate under the applicable Group Company’s license(s) to the extent permitted by applicable law. Such terms and conditions shall include, without limitation, an indemnity from an entity whose financial condition is reasonably acceptable to Seller, but without any additional consideration, with respect to claims and liabilities arising from its use of the license(s), until the applicable licenses are issued to Buyer or such other period as Buyer and Seller may agree.
4.10Tax Covenants.
(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to any Group Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any Group Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

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(b)Except as otherwise set forth herein, all transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Related Agreements shall be shared equally between Buyer and Seller. Seller shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Group Companies after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by applicable law). Seller will timely provide all necessary information to Buyer to assist with Buyer’s preparation of any pre-Closing Tax Returns and Straddle Period Tax Returns. Such information shall include, but is not limited to, copies of any Group Company’s unfiled Tax Returns, financial statements and trial balances for the Straddle Period, and detailed fixed asset records.
(d)Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to Section 4.10(c) and any Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision of information and records that are reasonably relevant to any such Tax Return or Tax proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to: (i) use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, with respect to the Transactions); and (ii) provide the other Party with all reasonable information that any Party may require with respect to any Tax reporting obligations of such Party in connection with the Transactions.
(e) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as below) for purposes of this Agreement shall be: (i) in the case of Taxes: (A) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (B) imposed in connection with the sale, transfer, or assignment of property; or (C) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(f) In addition to the Seller Group’s indemnification obligations in Article 5, unless reserved for on the Closing Date Balance Sheet and the Reviewed Balance Sheet, the members of the Seller Group shall jointly and severally indemnify and hold harmless the Buyer Indemnified Parties from and against: (i) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.1.9; (ii) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section 4.10; (iii) all Taxes of any Group Company or relating to the business of any Group Company for all Pre-Closing Tax Periods; (iv) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Group Company (or any predecessor of any member of any Group Company) is or was a member on or prior to the Closing Date by reason of a liability under

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Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local law; and (v) any and all Taxes of any Person imposed on any Group Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Seller Group shall reimburse the Buyer Indemnified Parties for any Taxes of any Group Company that are the responsibility of the Seller Group pursuant to this Section 4.10 within 10 Business Days after payment of such Taxes by any Buyer Indemnified Party. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
(g)On or before the Closing Date, the Seller Group shall terminate or cause to be terminated any and all existing Tax sharing agreements (whether written or not) binding upon any Group Company as of the Closing Date, and after the Closing, no Group Company, no member of the Seller Group and no Affiliate thereof or any of their respective representatives shall have any further rights or liabilities thereunder.
(h)After the Closing Date, Buyer agrees to give written notice to Seller of the receipt of any written notice by Buyer or any Group Company which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Section 4.10 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect any Buyer Indemnified Party’s right to indemnification hereunder. Buyer shall solely control the contest or resolution of any Tax Claim.
(i) Seller and Buyer agree that the Transactions will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Seller and a purchase by Buyer of the assets and liabilities of the Group Companies.
(j) Seller and Buyer agree that the Purchase Price shall be allocated among the assets of the Group Companies for U.S. federal and applicable state and local income Tax purposes as shown on the allocation schedule to be prepared after the Closing in accordance with Section 1060 of the Code (the “Allocation Schedule”), and shall cooperate in good faith regarding the preparation and filing of Form 8594. Buyer and Seller shall work together in good faith to resolve any disputes regarding the Allocation Schedule and the preparation and filing of their respective Form 8594.
(k)The Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule as finally determined in accordance herewith (the “Agreed Allocation”). The Parties shall not take, and shall not permit others to take on their behalf, any position, whether in connection with a Tax Return, a Tax proceeding, or otherwise, that is inconsistent with such Agreed Allocation unless required to do so by a final determination within the meaning of Section 1313(a) of the Code or other applicable law; provided, however, nothing contained herein requires any Party to litigate before any Governmental Authority or defend in any Tax audit or examination or other proceeding in any forum any proposed deficiency or adjustment by any Governmental Authority challenging such Agreed Allocation; provided, further, that no Party will be unreasonably impeded in its ability and discretion to negotiate, compromise, or settle any Tax audit, claim or similar proceeding in connection with such Agreed Allocation. Notwithstanding anything herein to the contrary, the requirements set forth in this Section 4.10 shall not bind Buyer or its Affiliates in

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determining the allocation of the Purchase Price for purposes of GAAP in preparing financial statements.
(l) Any adjustments to the Purchase Price pursuant to Section 1.4.6 herein shall be allocated in a manner consistent with the Agreed Allocation.
(m)Following the Closing Date, Seller shall use commercially reasonable efforts to provide a certificate of release (or other customary written confirmation) from the California Department of Tax and Fee Administration (“CDTFA”) stating that as of the Closing Date, Seller and the Group Companies have paid all sales taxes, interest and penalties which are due and payable to the CDTFA by Seller or the Group Companies (the “CDTFA Tax Certificate”).
4.11Seller’s Access to Records. From the Closing and for a period of 7 years thereafter, Seller shall be allowed, upon reasonable prior written notice to Buyer, access during normal business hours to, and photocopying of at Seller’s expense, any and all Books and Records relating to the period prior to the Closing Date as Seller reasonably deems necessary. Buyer shall, subsequent to Closing, store the Records for such retention periods as set forth in the Record Retention Policy of Buyer as of the date of this Agreement.
4.12Affiliate Transactions. By no later than the 5th Business Day following the Closing Date, (a) each member of the Seller Group will, and will cause its Affiliates to, satisfy all liabilities such Person has to any Group Company in respect of Indebtedness or otherwise (other than with respect to the Related Party Leases) and (b) except as set forth on Schedule 4.12, each member of the Seller Group shall cause any Contract that is disclosed (or is required to be disclosed) on Schedule 3.1.18, other than Related Party Leases as well as those benefit plans set forth on Schedule 3.1.10(a) in which a Seller Owner or its Affiliate participates to be terminated or otherwise amended to the satisfaction of Buyer (in its sole discretion); and each member of the Seller Group shall execute and deliver any documentation reasonably requested by Buyer to give effect to or evidence any of the foregoing.
5.INDEMNIFICATION.
5.1Survival. The representations and warranties of the Seller Group and Buyer contained in this Agreement shall survive the Closing until 18 months’ of the Closing Date, except that the Seller Fundamental Representations shall survive the Closing until 90 days after the expiration of the applicable statute of limitations (including any extension or waiver thereof); it being understood that in the event notice of any claim for indemnification under Section 8.4 or Section 8.5 hereof has been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved. The covenants, obligations and agreements set forth in this Agreement shall survive until fully performed.
5.2Indemnification by the Seller Group. The Seller Group shall jointly and severally indemnify, defend and hold Buyer, its Affiliates (including, for the avoidance of doubt, the Group Companies after the Closing) and its directors, officers and employees (the “Buyer Indemnified Parties”) harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses or expenses (including, without limitation, attorneys’ fees and expenses and investigation expenses) incurred by the Buyer Indemnified Parties (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from:

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5.2.1the breach or inaccuracy of any representation or warranty made by the Seller Group or the Group Companies in this Agreement (including Schedules and the certificates delivered pursuant hereto) or in any Related Agreement;
5.2.2any breach by any member of the Seller Group or any Group Company of any covenant or agreement thereof contained in this Agreement (including Schedules and the certificates delivered pursuant hereto) or any Related Agreement;
5.2.3Seller’s or any Group Company’s operation of its business or the Dealerships and the occupation of the Real Property prior to the Closing Date (except to the extent reflected on the face of the Reviewed Balance Sheet), including, but not limited to all employment-related matters, including without limitation: (a) a denial of employment, employment or termination of employment with any Group Company; (b) employment policies, practices and procedures; (c) classification and compensation of employees and independent contractors; (d) personnel actions and decisions, including without limitation, hiring, promotion, demotion, discipline, reprimand, changes in compensation or benefits, suspension and discharge; (e) employment-related notices, reporting, and postings; (f) employment-related agreements; (g) maintenance and administration of all Employee Benefit Plans and policies; (h) provision of employee benefits; and (i) violations of COBRA;
5.2.4the Seller Group’s indemnification obligations set forth in Section 4.10 (Tax Covenants);
5.2.5any fraud or intentional misrepresentation committed by or on behalf of any member of the Seller Group or any Group Company in connection with the Transactions;
5.2.6any Indebtedness of the Group Companies and Transaction Expenses other than Indebtedness of the Group Companies and Transaction Expenses reflected on the face of the Reviewed Balance Sheet; and
5.2.7the Seller Entity Reorganization or any actions undertaken in connection therewith, including any Taxes, liabilities or obligations that may be imposed on the Group Companies, the Buyer or PAG as a result thereof.
5.3Indemnification by Buyer. Buyer shall indemnify, defend and hold each member of the Seller Group and its or his respective Affiliates, directors, officers and employees (the “Seller Indemnified Parties”) harmless from and against any and all Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from:
5.3.1the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement (including any disclosure schedules and the certificates delivered pursuant hereto) or in any Related Agreement; and
5.3.2any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement (including any disclosure schedules and the certificates delivered pursuant hereto) or any Related Agreement.
5.3.3unless otherwise specifically assigned to Seller Group in this Agreement or any Related Agreement, Buyer’s operation of the business of the Group Companies or the Dealerships following the Closing Date, except that the indemnity for such operations of Buyer

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in this Section 5.3.3 shall not apply to the extent Losses result from the breach of any of Seller Group’s representations, warranties or covenants hereunder.
5.4Indemnification Procedure as Between Parties. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the party seeking indemnification (the “Indemnified Party”) shall provide notice of such claim (a “Claim Notice”) to the party or parties from whom indemnification is sought (the “Indemnifying Party”). The Claim Notice shall state in general terms the circumstances giving rise to the claim, specify the amount of the claim (or an estimate thereof), and make a request for any payment then believed due. In the event the Indemnifying Party disputes the claim, the Indemnifying Party shall deliver a written notice to the Indemnified Party regarding the nature of the dispute (a “Dispute Notice”) and the parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the dispute within the following 30 days unless a shorter period is reasonably required in which case a shorter period shall apply. If a resolution is not reached within such period, any party may then commence the dispute resolution procedures set forth in Article 7.
5.5Indemnification Procedure with Respect to Third Party Claims.
5.5.1If any third party shall notify an Indemnified Party pursuant to this Agreement with respect to any matter (a “Third Party Claim”), or if an Indemnified Party otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless, and then solely to the extent that, the Indemnifying Party is thereby prejudiced.
5.5.2Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (a) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the Losses (subject to the other provisions of this Agreement) the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim; (b) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations under this Agreement; (c) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; (d) there are not legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; and (e) no conflict of interest exists between the Indemnifying Party and the Indemnified Party that cannot be waived. Notwithstanding the foregoing, if the Indemnifying Party is a Seller, then such Indemnifying Party shall not have the right to direct and control the defense of any such Third Party Claim that: (i) relates to Taxes; (ii) is asserted directly by or on behalf of the OEM or a material supplier of any Group Company, Buyer or any of their Affiliates; or (iii) seeks an injunction or other equitable relief against the Indemnified Party.
5.5.3So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.5.2: (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed); and (c) the

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Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.
If or to the extent that any of the conditions set forth in Section 5.5.2 is or becomes unsatisfied: (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof); (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys’ and experts’ fees and expenses); and (c) subject to the other terms of this Agreement, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer that arise as a result of or incident to the Third Party Claim to the extent provided in Article 5.
5.6Indemnification Procedure with Respect to Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim), any other remedy sought thereunder and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.
5.7Limitation on Liability.
5.7.1The indemnification obligations of the Seller Group pursuant to Section 5.2.1 shall not apply to any claims until the amount of Losses relating thereto, individually or in the aggregate, exceeds $1,250,000 (the “Basket”), at which point the Indemnifying Party shall be liable for the amount of the Basket and such Losses in excess of the Basket; provided, however, that the foregoing limitation shall not apply to indemnification obligations of the Seller Group relating to breaches of the representations and warranties in Sections 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.9, 3.1.10, 3.1.17 or 3.1.21 (“Seller Fundamental Representations”) or to a claim of fraud by any member of the Seller Group. In addition, the indemnification obligations of the Seller Group pursuant to Section 5.2.1 shall not in the aggregate exceed twenty five percent (25%) of the Purchase Price (the “Cap”); provided, however that the foregoing Cap shall not apply to indemnification obligations of the Seller Group relating to breaches of Seller Fundamental Representations which liability shall not exceed the Purchase Price, or to a claim for fraud by any member of the Seller Group.
5.7.2For purposes of this Article 5, any inaccuracy in or breach of any representation or warranty and the amount of any Losses resulting therefrom shall be determined without regard to any materiality, Material Adverse Change, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
5.8Other Indemnification Provisions.

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5.8.1The indemnification provisions in this Article 5 are in addition to any statutory, equitable or common law remedy any party may have for breach of any representation, warranty, covenant, or other provision of this Agreement.
5.8.2The Parties agree to treat any post-Closing payment made pursuant to this Agreement, including any indemnification payment, as an adjustment to the Purchase Price for all Tax purposes, and no Party will take any position inconsistent with such characterization.
5.8.3Each member of the Seller Group hereby agrees that it will not make any claim for indemnification against any Group Company, or Buyer or any of its Affiliates by reason of the fact that such member of the Seller Group was a controlling person, director, manager, officer, employee or representative of any Group Company or any of its Affiliates or was serving as such for another Person at the request of any Group Company or any of its Affiliates (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Party against any member of the Seller Group relating to this Agreement, the Related Agreements or any of the Transactions except claims covered by applicable “Director and Officer” insurance policies of the Group Companies to the extent providing coverage for actions taken prior to the Closing Date.
5.8.4No party shall be entitled to be compensated more than once for the same Loss, and any recovery shall be mitigated by any insurance proceeds received by such party, sums reserved for on the Closing Date Balance Sheet or the Reviewed Balance Sheet or any tax benefits actually received by Buyer or PAG.
5.9Payment; Right of Set-Off.
5.9.1Subject to Section 5.9.2, the Indemnifying Party shall pay all amounts payable pursuant to this Article 5, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of an invoice for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall promptly so notify the Indemnified Party in writing. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than 3 days following any final determination of such Loss and the Indemnifying Party’s liability therefor. For purposes of this Section 5.9, a “final determination” shall exist when the parties to the dispute have reached an agreement in writing or when a dispute has been resolved pursuant to Article 6.
5.9.2Notwithstanding anything to the contrary herein and without limiting anything Section 5.8.4, if there is a final determination of a Loss by a Buyer Indemnified Person that is indemnifiable by any member of the Seller Group in accordance with this Article 5 and at such time the Seller Note remains outstanding, Buyer may, in its sole discretion, either (i) set off against the accrued but unpaid principal and interest under the Seller Note any amount of Losses payable to the Buyer Indemnified Persons in accordance with this Article 5 and Buyer shall have no further obligation to pay such set off amount under the Seller Note, or (ii) require the members of the Seller Group to pay any part or all of such Loss by wire transfer of immediately available funds in accordance with Section 5.9.1, in each case subject to the limitations set forth in Section 5.7. For the avoidance of doubt, the provisions of this Section 5.9 affect the source and timing of payments of indemnification determined to be payable; and nothing in this Section 5.9 shall be interpreted to restrict or delay the making of any indemnification claims by any Indemnified Party. For avoidance of doubt, if Buyer or its assignee or successor has exercised its rights under (i) or (ii) above, and Buyer or its Affiliate or the assignee or successor receives or has received consideration from a third party arising from the facts giving rise to the asserted

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Loss, such consideration received shall be promptly remitted to Seller in immediately available funds or such other format as reasonably requested by Seller to the extent the receipt of such consideration would result in Buyer being compensated more than once for the same Loss.
5.10Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition to Closing.
6.DISPUTE RESOLUTION.
6.1Mediation. If a dispute arises out of or relates to this Agreement or any Related Agreement, the relationships that result from the Agreement or the breach of the Agreement or any Related Agreement or the validity or application of any of the provisions of this Article 7, and, if the dispute cannot be settled through negotiation, the parties agree to submit the dispute to mediation prior to commencing arbitration. The parties will attempt in good faith to agree on a neutral mediator to resolve the dispute. The mediation will take place in Oakland County, Michigan and will follow the procedures set forth in the American Arbitration Association Commercial Mediation Rules. If the parties cannot agree on a mediator within 20 days after mediation has been demanded, they will submit the dispute for mediation to be administered by the American Arbitration Association under the Commercial Mediation Rules before resorting to arbitration. No party may commence or pursue arbitration until this non-binding mediation has been conducted and concluded. The parties agree that, upon initiating mediation, they will agree with the mediator on a time at least 5 days before the mediation to submit and exchange with one another detailed position papers. The position papers shall include a factual recitation of the dispute, each party’s position on the facts and the law, the party’s assessment of the likely outcome and its/their position on settlement. The Seller Group, on the one hand, and the Buyer, on the other hand, will each bear their own expenses incurred (including attorneys’ fees) in connection with the mediation and will equally share the mediator’s fees and expenses.
6.2Arbitration. If the Parties are unable to resolve their dispute by mediation, after the unsuccessful conclusion of any such mediation, any Party may submit the dispute to binding arbitration administered by the American Arbitration Association under the Commercial Arbitration Rules, which arbitration shall take place in Oakland County, Michigan. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The Parties agree that any such controversy shall be submitted to 1 arbitrator selected pursuant to the provisions of the American Arbitration Association Commercial Arbitration Rules. This arbitration agreement applies regardless of the claims or causes of action alleged. The arbitrators’ award will be final and binding, but in no event can an award exceed the amount of direct compensatory damages actually incurred by the claiming party, and no Party can recover for anything other than the benefit of the bargain under the Agreement. The parties further agree that no punitive or exemplary damages can be considered or awarded by the arbitrators.
The Parties agree that the American Arbitration Association Commercial Arbitration Rules are modified as follows: The procedures set forth in the Federal Rules of Civil Procedure applicable in the state where the arbitration is held will govern the arbitration, including those relating to disclosures and listing of witnesses and exhibits, initiation and completion of discovery, and dispositive motions. Notwithstanding this Section 7.2, the provisions of Sections 4.4, 4.5 and 4.6, may be enforced in any court of competent jurisdiction.

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6.3Statute of Limitations. The statute of limitations governing any claim between the parties shall be tolled from the date of the Dispute Notice until the conclusion of the mediation required by Section 7.1.
6.4Attorneys’ Fees. Should any arbitration be commenced under this Agreement, the successful party in such arbitration shall be entitled to recover, in addition to such other relief as the arbitrator may award, its reasonable attorneys’ fees, expert witness fees, arbitration related expenses, and other costs incurred in such arbitration or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
7.MISCELLANEOUS.
7.1No Waiver; Severability. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.
7.2Entire Agreement; Amendment. This Agreement, the Related Agreements and the schedules, exhibits and attachments to such agreements contain the entire agreement of the Parties with respect to the purchase and sale of the Subject Interests and the other Transactions. This Agreement may be amended only by an instrument in writing signed by Seller, on behalf of the Seller Group and Buyer (only pursuant to the prior Special Committee Approval). The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement. The Schedules and Exhibits to this Agreement are incorporated as a part of this Agreement.
7.3Applicable Law. This Agreement will be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
7.4Time is of the Essence. The Parties acknowledge and agree that time is of the essence with respect to the consummation of the Transaction.
7.5Binding Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, personal representatives and permitted successors and assigns. Neither this Agreement nor any Related Agreement may be assigned by any member of the Seller Group without the prior written consent of Buyer. Buyer may assign this Agreement and any Related Agreement to an Affiliate or Affiliates of Buyer without the consent of any other Party, provided that Buyer shall remain liable hereunder notwithstanding any such assignment.
7.6Expenses. Each Party will pay all of its expenses, including attorneys’ and accountants’ fees in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the

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Transactions; provided that in any proceeding or other attempt to enforce, construe or to determine the validity of this Agreement or any Related Agreement, the non-prevailing party will pay the reasonable expenses of the prevailing party, including reasonable attorneys’ fees and costs.
7.7Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third Business Day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following Business Day after deposit with Federal Express or a similar overnight courier service, addressed as follows, or as of the Business Day if by e-mail to the e-mail address set forth below with confirmation of receipt:
To Seller (on behalf and for the benefit of the members of the Seller Group):

PMG 1, Holdings, LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory W. Penske
    Email: Greg.Penske@penskemotorgroup.com

with a copy to:    GWood 2 LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory W. Penske
    Email: Greg.Penske@penskemotorgroup.com

Penske Automotive Holdings Corp.
Attn: Lawrence N. Bluth, General Counsel
2555 S. Telegraph Road
Bloomfield Hills, MI 48302
    Email: Larry.Bluth@penskecorp.com

    Douglas Eroh
3534 North Peck Road
El Monte, CA 91731
Attn: Douglas Eroh
    Email: dmeroh@gmail.com

    Penske Motor Group, LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory Houfley
    Email: Greg.Houfley@penskemotorgroup.com

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with a copy to:    Penske Motor Group, LLC
3534 North Peck Road
El Monte, CA 91731
Attn: George Koumbis, General Counsel
    Email: George.Koumbis@penskemotorgroup.com

with a copy to:    Munger, Tolles & Olson LLP
350 South Grand Avenue
50th Floor
Los Angeles, CA 90071
Attn: Zachary M. Briers, Outside Counsel for Gregory W. Penske and Douglas Eroh
    Email: Zachary.Briers@mto.com

To Buyer:    PAG TL1, LLC
    Attn: George W. Brochick, Executive Vice President, and
    Greg C. Smith, Chairman of the Special Committee
    2555 S. Telegraph Road
    Bloomfield Hills, MI 48302
    Email: gbrochick@penskeautomotive.com

with a copy to:    Penske Automotive Group, Inc.
    Attn: General Counsel
    2555 S. Telegraph Road
    Bloomfield Hills, MI 48302
    Email: sspradlin@penskeautomotive.com

with a copy to:     Freshfields Bruckhaus Deringer US LLP
3 World Trade Center, 175 Greenwich Street
New York, NY 10007
Attention: Oliver Board
Email: oliver.board@freshfields.com
with a copy to (which shall not constitute notice):

McGuireWoods LLP
1251 Avenue of the Americas
20th Floor
New York, New York 10020-1104
Attn: Jeffrey L. Rothschild
    E-mail: jrothschild@mcguirewoods.com

7.8Counterparts. This Agreement may be executed by facsimile or other electronic signature, in counterparts, which, when taken together, shall constitute one and the same original.

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7.9Confidentiality. All the Parties to this Agreement will, prior to and after the Closing, keep all non-public information regarding the financial terms of this transaction strictly confidential, except as may be required by applicable laws, rules or regulations, rules of applicable stock exchange, by the OEM, or in connection with any enforcement proceedings.
7.10Announcements. No member of the Seller Group nor any Affiliates thereof (excluding Buyer and its subsidiaries) may issue a press release regarding the transaction described herein or any other public announcement related to this Agreement or the Transactions without the prior approval of Buyer, except that such Seller may make a public disclosure which Seller’s representative believes in good faith to be required by law, regulation or by the terms of any listing agreement with, or requirements of, any stock exchange (in which case the disclosing party will consult with the other prior to making such disclosure to the extent reasonably practicable).
7.11Arm’s Length Negotiations. Buyer, on the one hand, and each member of the Seller Group and each Group Company, on the other hand, expressly represent and warrant to the other that: (a) before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) such party has relied solely and completely upon its own judgment in executing this Agreement; (c) such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) such party has acted voluntarily and of its own free will in executing this Agreement; (e) such party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.
7.12Special Committee. Notwithstanding anything to the contrary set forth in this Agreement (but subject to the provisions of this Section 7.12), Buyer may not take the following actions without prior Special Committee Approval: (i) amending, restating, modifying or otherwise changing any provision of this Agreement; (ii) waiving any right under this Agreement or extending the time for the performance of any obligation of Buyer hereunder; (iii) taking any action under this Agreement that expressly requires Special Committee Approval; (iv) finalizing the Reviewed Balance Sheet or the Final Net Worth if it results, or is reasonably likely to result, in a Deficiency or Net Worth Surplus of at least $5,000,000; (v) make, waive or resolve a claim pursuant to the indemnification provisions in Article V that is reasonably likely to involve a Loss of at least $1,000,000; and (vi) agreeing to do any of the foregoing.
8.DEFINED TERMS.
As used in this Agreement, the following terms have the meanings set forth in this Article 8.
“Accounting Principles” means those accounting principles set forth on Exhibit D.
“Action” means any action, claim (including any cross-claim or counter-claim), charge, proceeding, litigation, audit, investigation, complaint, suit, hearing, inquiry, examination or arbitration, whether civil, criminal, administrative, investigative or appellate, whether at law or in equity.
“Agreed Allocation” has the same meaning set forth in Section 4.10.
“Agreement” has the meaning as set forth in the Preamble.

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“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For the purposes of this Agreement, it is agreed and understood that each Group Company and each member of the Seller Group shall be considered to be Affiliates of each other prior to the Closing.
“Allocation Schedule” has the meaning as set forth in Section 4.10.
“Applicable Anti-Corruption and Anti-Tax Evasion Laws” means all laws prohibiting the bribery of any Person, including any Person employed by a Governmental Authority, all laws prohibiting the criminal facilitation of Tax evasion as well as all laws prohibiting money laundering, terrorist financing, and other acts of corruption, as such laws are amended from time to time, insofar as any such laws are applicable to: (a) any Group Company; (b) any Seller; and/or (c) any director, officer, manager or employee of any Group Company.
“Base Purchase Price” has the meaning as set forth in the Section 1.2.
“Basket” has the meaning as set forth in the Section 5.7.1.
“Benefit Plans” has the meaning as set forth in the Section 3.1.10.
“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium), and all advertising materials, catalogs, market surveys, market or business research, business plans, correspondence, mailing lists, client lists, client leads, media materials, accounting records, copies of Tax Returns, sales order files, and litigation files, in each case, of, or maintained by, each Group Company.
“Breach” has the meaning as set forth in the Section 3.1.23.
“Building Systems” has the meaning as set forth in the Section 3.1.17.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, NY are authorized or obligated by law or executive order to close.
“Business Systems” means information technology and computer systems and networks that are used by or for the benefit of any Group Company.
“Buyer” has the meaning as set forth in the Preamble.
“Buyer Indemnified Parties” has the meaning as set forth in the Section 5.2.

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“Claim Notice” has the meaning as set forth in the Section 5.4.
“Closing” has the meaning as set forth in the Section 2.1.
“Closing Cash Consideration” has the meaning as set forth in the Section 1.3.1.
“Closing Date” has the meaning as set forth in the Section 2.1.
“Closing Date Balance Sheet” has the meaning as set forth in the Section 1.4.1.
“COBRA” has the meaning as set forth in the Section 3.1.10.
“Code” has the meaning as set forth in Section 2.3.4.
“Company Agreements” means any of the following with respect to any Group Company and any Dealership: (a) all Contracts involving an obligation, expenditure or receipt by or of any Group Company in excess of $100,000 annually, or that requires performance by any party more than one year from the Closing Date; (b) all Contracts that require any Group Company to purchase its total requirements of any product or service from a third party, or that contain “take or pay” provisions, or that require any Group Company to purchase a minimum quantity of goods or services (or pay any amount for failure to purchase any specific quantities of goods or services), or to pay a minimum amount per Contract year or other period; (c) all Contracts that provide for (i) the indemnification by any Group Company of (A) any director, manager, officer, employee or agent or (B) any other Person outside of the ordinary course of business or (ii) the assumption of any Tax, environmental or other liability of any Person; (d) all Contracts that relate to the acquisition or disposition of any business, division, or business segment, any Interests, any material assets, or any real property (whether by merger, sale of stock or other Interests, sale of assets or otherwise); (e) all broker, distributor, dealer, manufacturer’s representative, or franchise Contracts to which any Group Company or Dealership is a party; (f) all Contracts with any key supplier; (g) all Contracts relating to Indebtedness (including guarantees) of any Group Company or imposing or authorizing any Encumbrance on any Group Company or any of its assets or properties, including the Dealership Flooring Agreements; (h) all Contracts with any Governmental Authority to which any Group Company is a party; (i) all Contracts that limit the ability of any Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, or with provisions relating to non-competition, non-solicitation, non-raiding, or similar restrictions; (j) all Contracts in which any Group Company has granted “most-favored nation” pricing provisions or exclusive marketing, distribution or other rights relating to any products, services or territory or has agreed to purchase goods or services exclusively from a specified Person (or group of Persons); (k) all Contracts to which any Group Company is a party that provide for any joint venture, partnership strategic alliance, teaming or similar arrangement by such Group Company, or that involve a sharing of profits, losses, costs or liabilities with any other Person; (l) all Contracts between or among (i) any Group Company on the one hand and (ii) any Affiliate, officer, director, manager, equity holder, Seller or any Affiliate of any of the foregoing (other than another Group Company) on the other hand; (m) all confidentiality agreements and non-disclosure agreements

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entered into outside of the ordinary course of business and that are still in effect; (n) all settlements, releases, compromises or similar Contracts entered into since January 1, 2019 or, if entered prior to such date, settlements, releases, comprises or similar Contracts that have any restriction or limitation affecting any Group Company’s or Dealership’s operation of its business; (o) all leases, rental or occupancy agreements, licenses, installment and conditional sale agreements, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any (i) personal property in which any Group Company is lessee, renter, licensee or similar party or (ii) real property; and (p) any other Contract that individually, or collectively with related Contracts, represents a material portion of any Group Companies’ revenue or is otherwise material to any of the Group Companies or the Dealerships.
“Company Intellectual Property” has the meaning as set forth in the Section 3.1.16.
“Confidential Information” has the meaning as set forth in the Section 4.5.
“Contracts” means all agreements, contracts, leases, subleases, licenses, sublicenses, understandings, arrangements and commitments, whether written or oral.
“D. Longo” has the meaning as set forth in the Preamble.
“Dealership” or “Dealerships” has the meaning as set forth in the Recitals.
“Dealership Flooring Agreements” means those certain Vehicle Equity Line of Credit / Inventory Loan and Security Agreements, by and between Toyota Motor Credit Corporation and the applicable Group Company.
“Dealership Premises” has the meaning as set forth in the Recitals.
“Deficiency” has the meaning as set forth in the Section 1.4.5.
“Demonstrator Vehicles” has the meaning as set forth in the Section 1.4.5.
“Deposits” has the meaning as set forth in the Section 3.1.19.
“Direct Claim” has the meaning as set forth in the Section 5.6.
“Dispute Notice” has the meaning as set forth in the Section 5.4.
“EMAG” has the meaning as set forth in the Preamble.
“Employees” has the meaning as set forth in the Section 3.1.8.
“Encumbrances” has the meaning as set forth in the Section 1.1.
“Environmental Laws” means any federal, state and local law, whether common law, court or administrative decision, statute, rule, regulation, ordinance, court order and decree, and administrative order and all administrative policy and guideline concerning action levels of a

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Governmental Authority now or hereafter in effect relating to the environment, public health, occupational safety, industrial hygiene, any Hazardous Substance, including, without limitation, the disposal, generation, manufacture, presence, processing, production, release, storage, transportation, treatment or use thereof or exposure thereto, or the environmental conditions on, under or about the Real Property, as amended and as in effect from time to time (including, without limitation, the following statutes and all regulations thereunder as amended and in effect from time to time): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. §§ 11001, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f), et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; and any successor statutes and regulations to the foregoing.
“ERISA” has the meaning as set forth in the Section 3.1.10.
“ERISA Affiliate” has the meaning as set forth in the Section 3.1.10.
“Estimated Net Worth” has the meaning as set forth in Section 1.4.5.
“Excluded Fixed Assets” has the meaning as set forth in the Section 1.4.5.
“Final Net Worth” has the meaning as set forth in the Section 1.4.5.
“Financial Advisor” has the meaning as set forth in the Section 3.2.2(c).
“Financial Statements” has the meaning as set forth in the Section 3.1.12.
“Fixed Assets” has the meaning as set forth in the Section 1.4.5.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Group Company” and “Group Companies” each have the meaning as set forth in the Preamble.
“GWOOD 2” has the meaning as set forth in the Preamble.
“Hazardous Substances” means, other than those specifically allowed by law to be utilized at the Dealerships, (a) all chemicals, materials and substances defined as or included in

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the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (b) all other chemicals, materials and substances, exposure to which is prohibited, limited or regulated by any Governmental Authority, including, without limitation, solid waste, petroleum and substances derived from petroleum, asbestos and asbestos-containing materials in any form, lead-based paint, radioactive materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls (“PCB’s”), and substances and compounds containing PCB’s.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Improvements” has the meaning as set forth in the Section 3.1.7.
“Indebtedness” means, as of any date of determination (without duplication) with respect to any Person, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute trade payables incurred in the ordinary course of business) and shall also include, to the extent not otherwise included: (a) obligations of Persons other than such Person secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been incurred or assumed by such Person; (b) all indebtedness of others of the types described in the other clauses of this definition (including all dividends of other Persons) the payment of which is guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds (whether or not such items would appear upon the balance sheet of the guarantor); (c) all obligations under any letter of credit, banker’s acceptance or similar credit transactions or facilities; (d) all lease obligations that are, or in accordance with GAAP as of the date of this Agreement are required to be, recorded as finance leases (formerly referred to as capital leases in ASC 840) under the FASB Accounting Standards Update 2016-02, Leases (ASC 842), as amended by subsequent Accounting Standards Updates or otherwise capitalized in the preparation of the Financial Statements; (e) all obligations arising under any interest rate protection agreements, swap agreements, collar agreements and similar arrangements; and (f) any “keep well” or other agreement to maintain any financial statement condition of any Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations referred to in clause (b) or (g) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation.
“Indemnified Party” has the meaning as set forth in Section 5.4.
“Indemnifying Party” has the meaning as set forth in Section 5.4.

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“Independent Accounting Firm” has the meaning as set forth in the Section 1.4.4.
“Insurance Policies” has the meaning as set forth in the Section 3.1.15.
“Intellectual Property” means all intellectual property rights of every kind throughout the world, including all: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications, patent disclosures and improvements thereto, together with all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations, and continuations-in-part thereof; (b) trademarks, service marks, trade dress, logos, trade names and corporate names, internet domains, URLs and social media sites and registrations and applications for registration thereof, and all goodwill associated therewith; (c) works of authorship, including all copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, computerized databases and other computerized compilations and collections of data or information, and all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing (“Software”); (f) trade secrets and confidential business information (including ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information); (g) other intellectual property rights of every kind and nature; and (h) copies and tangible embodiments thereof (in whatever form or medium).
“Interests” means: (a) in the case of a corporation, capital stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership, partnership interests (whether general or limited); (d) in the case of a limited liability company, membership interests; (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including, profit participation, phantom equity or similar equity-based rights; and (f) any and all securities or interests convertible into or exercisable or exchangeable for, or warrants, rights or options to purchase or subscribe for, any of the foregoing.
“Inventory Schedules” has the meaning as set forth in the Section 1.4.1.
“IP Licenses” has the meaning as set forth in the Section 3.1.16.
“IRCA” has the meaning as set forth in the Section 3.1.16.
“Knowledge of Seller” means or any similar phrase means the collective actual or constructive knowledge of the Seller Group and the Group Companies.
“Loaner Vehicles” has the meaning as set forth in the Section 1.4.5.

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“Longo Lexus” has the meaning as set forth in the Recitals.
“Longo Lexus Dealership Premises” has the meaning as set forth in the Recitals.
“Longo Prosper” has the meaning as set forth in the Recitals.
“Longo Prosper Dealership Premises” has the meaning as set forth in the Recitals.
“Longo Stevens Creek” has the meaning as set forth in the Recitals.
“Longo Stevens Creek Dealership Premises” has the meaning as set forth in the Recitals.
“Longo Toyota” has the meaning as set forth in the Recitals.
“Longo Toyota Dealership Premises” has the meaning as set forth in the Recitals.
“Losses” has the meaning as set forth in Section 5.2.
“LTPA” has the meaning as set forth in the Preamble.
“Material Adverse Change” or “Material Adverse Effect” means any change or effect that either individually or with all other changes or effects, is, or could reasonably be expected to be, materially and disproportionately adverse to Seller or the Group Companies; provided that any adverse change or effect resulting from general economic conditions, industry-wide factors, pandemics, or political events shall not constitute a Material Adverse Change or Material Adverse Effect.
“Mitsui Holders” means Mitsui & Co., (U.S.A.), Inc., Mitsui & Co., Ltd. and their respective Affiliates.
“MMR” has the meaning as set forth in Section 1.4.5.
“Net Worth” has the meaning as set forth in Section 1.4.5.
“Net Worth Surplus” has the meaning as set forth in Section 1.4.5.
“Net Worth Vehicles” has the meaning as set forth in Section 1.4.5.
“Non-OEM Parts” has the meaning as set forth in Section 1.4.5.
“Note Consideration” has the meaning as set forth in Section 1.3.2.
“OEM” has the meaning as set forth in the Recitals.
“OEM Approval” has the meaning as set forth in Section 4.1.

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“OEM Loaner Vehicles” has the meaning as set forth in Section 1.4.5.
“OEM Parts” has the meaning as set forth in Section 1.4.5.
“OEM Permitted Encumbrance” means the liens of the OEM set forth in the OEM dealership agreements with the Operating Companies as well as liens held by Toyota Motor Credit Corporation pursuant to the applicable Vehicle Equity Line of Credit Inventory Loan and Security Agreement executed by each Operating Company.
“PAG” has the meaning as set forth in the Recitals.
“PAG Board” has the meaning as set forth in the Recitals.
“PAG Board Recommendation” has the meaning as set forth in the Recitals.
“PAGA” has the meaning as set forth in Section 3.1.8.
“PAHC” has the meaning as set forth in the Preamble.
“Party” or “Parties” has the meaning as set forth in the Preamble.
“Person” means an individual, a corporation, a limited partnership, a limited liability partnership or other partnership, an association, a limited liability company, a government entity, a trust or other entity or organization.
“Personal Information” means (in each case to the extent Processed by or on behalf of any Group Company) “personally identifiable information,” “personal information,” or “protected health information,” as such terms, or similar terms in purpose or effect, may be defined under, and regulated by, any laws relating to data use, transfer, privacy, or security, or any other information regulated by such laws that, whether on its own or together with any other information, can be used to identify, contact, or locate any individual, including without limitation any customer, prospective customer, employee and/or third party, or any computer or other device used by such individual.
“Petroleum Inventory” has the meaning as set forth in Section 1.4.5.
“Pre-Closing Tax Period” has the meaning as set forth in Section 4.10.
“Prepaid Expenses” has the meaning as set forth in Section 1.4.5.
“Privacy Requirements” means: (a) all applicable laws, applicable industry standards, and applicable contract terms regarding and the Processing of Personal Information, including (in each case to the extent applicable and legally binding) decisions, best practices, resolutions, guidelines, guidance documents, ‘frequently asked questions’ publications, reports, and fact sheets issued by any governmental entity, court, tribunal, regulator, or authority with lawful jurisdiction over the same; (b) any privacy statement (including without limitation on any

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website of any Group Company or any Dealership) or privacy policy; (c) all applicable laws and applicable contract terms regarding marketing or sales methods; (d) all applicable laws relating to anti-wiretapping and security and data breach notification; and (e) all applicable payment card industry standards regarding data security and privacy.
“Process” or “Processes” or “Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, or disclosure or other activity regarding data (whether electronically or in any other form or medium).
“Product Warranties” has the meaning as set forth in Section 3.1.19.
“Purchase Price” has the meaning as set forth in Section 1.2.
“Real Property” has the meaning as set forth in Section 3.1.7.
“Real Property Permits” means, collectively, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all Governmental Authority, boards of fire underwriters, associations or any other person or entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate the Group Companies’ business as currently conducted thereon.
“Records” has the meaning as set forth in Section 2.3.6.
“Related Agreements” has the meaning as set forth in Section 2.1.
“Related Party Leases” has the meaning as set forth in Section 3.1.7.
“Restricted Territory” has the meaning as set forth in Section 4.4.
“Reviewed Balance Sheet” has the meaning as set forth in Section 1.4.2.
“Schedules” has the meaning as set forth in Section 4.8.
“Section 409A” has the meaning as set forth in Section 3.1.10.
“Seller” has the meaning as set forth in the Preamble.
“Seller Entity Reorganization” has the meaning as set forth in Section 3.1.9.
“Seller Fundamental Representation” has the meaning as set forth in Section 5.7.1.
“Seller Group” has the meaning as set forth in the Preamble.
“Seller Group Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of any member of the Seller Group), incurred by any member of the Seller

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Group or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and the Transactions, any litigation with respect thereto, or in connection with other regulatory approvals, and all other matters related to the Transactions.
“Seller Indemnified Parties” has the meaning as set forth in Section 5.3.
“Seller Note” has the meaning as set forth in Section 1.3.2.
“Seller Owner” has the meaning as set forth in the Preamble.
“SERPs” has the meaning as set forth in Section 3.1.10.
“Shares” has the meaning as set forth in the Recitals.
“SJA” has the meaning as set forth in the Preamble.
“Special Committee” has the meaning as set forth in the Recitals.
“Special Committee Approval” means the approval of the Special Committee, or, if such committee no longer exists, the majority of independent and disinterested directors of the PAG Board.
“Special Committee Recommendation” has the meaning as set forth in the Recitals.
“Straddle Period” has the meaning as set forth in Section 4.10.
“Subject Interests” has the meaning as set forth in the Recitals.
“Supplemental Closing” has the meaning as set forth in Section 1.4.3.
“Takeover Law” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, regulation or law.
“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or Taxing Authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, minimum, alternative minimum, estimated, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.
“Tax Claim” has the meaning as set forth in Section 4.10.

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“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition or collection of any Tax or require a Person to file a Tax Return and the agency (if any) charged with the collection or assessment of such Tax or administration of such Tax Return, in each case, for such Governmental Authority.
“Tax Returns” has the meaning as set forth in Section 3.1.19.
“TCPA” has the meaning as set forth in Section 2.3.14.
“Third Party Claims” has the meaning as set forth in Section 5.5.
“Third Party Leases” has the meaning as set forth in Section 3.1.7.
“Transactions” has the meaning as set forth in the Recitals.
“Transaction Expenses” means any and all: (a) legal, financial, accounting, Tax, advisory, and other professional or transaction related costs, fees and expenses incurred by any Group Company or any member of the Seller Group or other Affiliate thereof in connection with this Agreement or any of the Related Agreements or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers); (b) payments, bonuses, severance or other amounts which become due or are otherwise required to be made to any employees, consultants, or independent contractors of any Group Company or other Persons as a result of or in connection with the Closing or as a result of any change of control, retention, termination, severance, stay bonus or similar plan, program, Contract or other similar provisions; (c) payroll, employment or other Taxes, if any, required to be paid by Buyer (on behalf of any Group Company or any of its Affiliates), any Group Company or any of its Affiliates or any member of the Seller Group with respect to the amounts payable pursuant to this Agreement, the amounts described in clause (a) and (b), or the forgiveness of any loans or other obligations owed by any of the members, partners, equity holders or employees of any Group Company or any of its Affiliates in connection with the Transactions; (d) the Seller Group’s portion of the fees and expenses of the inventory specialists pursuant to Section 1.4.1; and (e) $132,500 incurred by Buyer in connection with the filing required under the HSR Act.
“Unfilled Customer Order” has the meaning as set forth in Section 3.1.19.
“Used/Other Vehicles” has the meaning as set forth in Section 1.4.5.
“Work in Process” has the meaning as set forth in Section 1.4.5.
9.CONSTRUCTION OF AGREEMENT.
9.1.1The Parties have participated jointly in the negotiation and drafting of this Agreement, the Related Agreements and the other Contracts, documents and instruments contemplated herein and therein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, any Related Agreement or any other Contract, document or instrument contemplated herein or therein, this Agreement, such Related Agreement

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and such other Contract, document or instrument shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein or therein. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
9.1.2Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, (b) references to the singular include the plural, (c) the terms “day” and “days” mean and refer to calendar day(s).
9.1.3Unless the context otherwise requires, references in this Agreement to: (a) this Agreement, any Related Agreement or any other Contract, document or instrument contemplated herein or therein, (i) includes and incorporates all exhibits, Schedules and other attachments thereto and (ii) means such Contract, document or instrument, as amended, modified, or supplemented from time to time in accordance with its terms and in effect at any given time; (b) a particular law means such law as amended, modified, supplemented or succeeded, and in effect at any given time; (c) any Person includes such Person’s successors and permitted assigns; (d) money refers to United States dollars; and (v) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Unless otherwise specified, all Articles, Sections, Exhibits, Schedules, Subsections, and other subdivisions referenced herein are to Articles, Sections, Exhibits, Schedules, Subsections, and other subdivisions of this Agreement.
9.1.4All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.
9.1.5Unless the context otherwise requires, the words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.
9.1.6The disclosure in any section or subsection of such Schedules qualifies other sections and subsections in this Agreement for which the relevance or applicability of such disclosure is reasonably apparent on the face of such schedule as relating to any other sections and subsections in this Agreement (without reference to any documents referenced therein). Certain information set forth in such Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in such Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, any Person.
[Signature pages follow]
9.1.7

Privileged & Confidential

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
BUYER:
PAG TL1, LLC, a Delaware limited liability company

/s/ George W. Brochick
By: George W. Brochick
Its: Vice President

[Signature Page to Membership Interests Purchase Agreement]

SELLER GROUP:
PMG 1 Holdings, LLC,
a California limited liability company
/s/ Gregory W. Penske
By: Gregory W. Penske
Its: Chairman and CEO

GWOOD 2 LLC,
a California limited liability company
/s/ Gregory W. Penske
By: Gregory W. Penske
Its: President

PENSKE AUTOMOTIVE HOLDINGS CORP.,
a Delaware corporation
/s/ J. Patrick Conroy
By: J. Patrick Conroy
Its: Vice President

/s/ Douglas Eroh
By: Douglas Eroh

[Signature Page to Membership Interests Purchase Agreement]

GROUP COMPANIES:
PENSKE MOTOR GROUP, LLC,
a California limited liability company
/s/ Gregory J. Houfley
By: Gregory J. Houfley
Its: Executive Vice President and CFO

D. LONGO, LLC,
a California limited liability company
/s/ Gregory J. Houfley
By: Gregory J. Houfley
Its: Executive Vice President and CFO

EL MONTE AUTOMOTIVE GROUP, LLC,
a California limited liability company
/s/ Gregory J. Houfley
By: Gregory J. Houfley
Its: Executive Vice President and CFO

S J AUTOMOTIVE, LLC,
a California limited liability company
/s/ Gregory J. Houfley
By: Gregory J. Houfley
Its: Executive Vice President and CFO

LTP AUTOMOTIVE, LLC,
a Delaware limited liability company
/s/ Gregory J. Houfley
By: Gregory J. Houfley
Its: Executive Vice President and CFO
[Signature Page to Membership Interests Purchase Agreement]

LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit A    Form of Seller Note
Exhibit B    Opinion of Counsel
Exhibit C    Seller Group’s Release of Claims
Exhibit D    Accounting Principles

Schedules

Schedule 1.1    Permitted Encumbrances
Schedule 1.4.5(c)(viii)    Fixed Assets and Excluded Fixed Assets
Schedule 1.4.5(c)(ix)    Prepaid Expenses
Schedule 3.1.2(c)    Group Companies’ Licenses and Permits
Schedule 3.1.3    No Conflicts
Schedule 3.1.4(a)    Capitalization
Schedule 3.1.5    Title Encumbrances
Schedule 3.1.6    Litigation
Schedule 3.1.7(a)    Real Property
Schedule 3.1.7(b)    Real Property Encumbrances
Schedule 3.1.7(e)    Third Party Leases or Subleases
Schedule 3.1.7(f)    Real Property Capital Expenditures
Schedule 3.1.7.(g)    Real Property Permits
Schedule 3.1.8    Employees/Independent Contractors
Schedule 3.1.9    Taxes
Schedule 3.1.9(q)    CARES Act
Schedule 3.1.10(a)    ERISA Plans
Schedule 3.1.10(b)    ERISA Compliance
Schedule 3.1.10(c)(iv)    SERPs
Schedule 3.1.10(e)    Terminated Pension Benefit Plans
Schedule 3.1.10(g)    Health or Welfare Benefits for Retired or Former Employees
Schedule 3.1.12    Financial Statements
Schedule 3.1.14    Absence of Changes
Schedule 3.1.14(g)    Changes in Interests and Distributions
Schedule 3.1.15    Insurance
Schedule 3.1.16(a)    Company Intellectual Property
Schedule 3.1.16(b)    IP Licenses
Schedule 3.1.16(c)    Infringement of Company Intellectual Property
Schedule 3.1.17    Dealership Premises
Schedule 3.1.18    Relationship with Related Parties; Propriety of Past Payments
Schedule 3.1.19(d)    Unfilled Customer Orders and Deposits
Schedule 3.1.19(e)    Product Warranties
Schedule 3.1.20(a)    Business Names

Schedule 3.1.22    OEM Actions
Schedule 3.1.24(a)    Company Agreements
Schedule 3.1.25(a)    Customer Rewards Program
Schedule 3.1.25(b)    Bank Accounts
Schedule 3.1.25(c)    List of Holders of Powers of Attorney
Schedule 3.1.25(d)    List of Directors and Officers of the Company
Schedule 4.1    Approvals and Consents
Schedule 4.2.2    Cash
Schedule 4.3    Transitional Services
Schedule 4.12    Affiliate Transactions

EXHIBIT A
FORM OF SELLER NOTE
(attached)

SENIOR SUBORDINATED PROMISSORY NOTE

$155,826,900.00
November 19, 2025
El Monte, California

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

I.Terms of Payment. FOR VALUE RECEIVED, PAG TL1, LLC, a Delaware limited liability company (the “Maker”), promises to pay to the order of PMG 1 Holdings, LLC (“Payee”), together with interest as calculated below, the principal sum of One Hundred and Fifty-Five Million Eight Hundred and Twenty-Six Thousand Nine Hundred 00/100 Dollars ($155,826,900) in monthly installments of principal and interest on the first business day of each calendar month with the final installment of principal and interest due and payable on the thirty six (36) month anniversary of the date of this Note.
II.This Note is made pursuant to that certain Membership Interest Purchase Agreement, (the “Purchase Agreement”), dated the date hereof by and among the Maker, Payee and the other parties named therein. This Note is a “Seller Note” referred to in the Purchase Agreement. Payee is receiving this Note pursuant to the Purchase Agreement. All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Purchase Agreement.
III.Interest. Beginning with the date first set forth above and except as provided below, the unpaid principal balance of this Note shall bear interest at the fixed rate of four and one-half percent (4.5%) per annum. Interest shall be calculated for the actual number of days elapsed during the calendar month.
IV.Payment. Any payment required to be made hereunder shall be delivered to Payee, at 3534 N. Peck Rd, El Monte, CA, 91731, or such other place as may be indicated by Payee to the Maker in writing.
V.Waiver. The Maker hereby waives all acts on the part of Payee required in fixing the Maker’s liability hereunder, including, without limitation, protest, presentment, demand, notice of dishonor, notice of protest, notice of nonpayment or any other notice whatsoever, and further waive any defense by reason of the extension of time for payment or any other indulgence granted by Payee or any subsequent holder hereof.
VI.Prepayment. The Maker may, at its option at any time, without premium or penalty, prepay all or any portion of this Note. Any prepayment of this Note shall be applied as follows: first, to payment of accrued interest; and second, to payment of principal. Upon any partial prepayment or any reduction in principal in connection with either a Deficiency (as defined under the Purchase Agreement) or Payee’s indemnification obligations under the Purchase Agreement, this Note shall be surrendered to the Maker in exchange for a substitute note, which shall set forth the revised principal amount but otherwise be identical to this Note. In the event that this Note is prepaid in its entirety, this Note shall be promptly surrendered to the Maker for cancellation.
VII.Subordination. The indebtedness evidenced by this Note shall at all times be wholly subordinate and junior in right or payment to any and all Superior Indebtedness (as defined below) in the manner and with the force and effect hereinafter set forth:

(a)In the event of any liquidation, dissolution or winding up of the Maker, or of any execution sale, receivership, insolvency, bankruptcy, reorganization or other similar proceeding relative to the Maker or its property, all principal, interest, fees, reimbursement obligations and other amounts owing on all Superior Indebtedness shall first be paid in full before any payment is made upon the indebtedness evidenced by this Note; and in any such event any payment or distribution of any kind or character, whether in cash, property or securities (other than in securities or other evidences of indebtedness, the payment of which is subordinated to the same extent as the indebtedness evidenced hereby to the payment of all Superior Indebtedness which may at the time be outstanding) which shall be made upon or in respect of this Note shall be paid over to the holders of such Superior Indebtedness, pro rata, for application in payment thereof until such Superior Indebtedness shall have been paid or satisfied in full.

(b)During the continuance of any default in any agreement pursuant to which any Superior Indebtedness is issued which arises from the failure to pay when due (whether by acceleration or otherwise) any principal of, premium, if any, interest on, fees or other amounts in respect of such Superior Indebtedness (a “Superior Payment Default”), no payment of principal, premium or interest shall be made on this Note if either (i) notice in writing of such default has been given to the Maker or Penske Automotive Group, Inc. (“PAG”) by any holder or holders of any Superior Indebtedness or (ii) judicial proceedings shall be pending in respect of such default.

(c)During the continuance of any event of default or unmatured event of default in any agreement pursuant to which any Superior Indebtedness is issued other than a Superior Payment Default (a “Superior Non-Payment Default”) as to which the Maker or PAG has received notice in writing from any holder or holders of Superior Indebtedness, no payment of principal, premium or interest shall be made on this Note for a period (each, a “Payment Blockage Period”) commencing on the date of receipt by the Maker or PAG of such notice and terminating on the earliest to occur of the following dates: (i) the date of acceleration of the Superior Indebtedness, (ii) 180 days after the Maker’s or PAG’s receipt of such written notice, (iii) the date such Superior Non-Payment Default shall have been cured or waived, or shall have ceased to exist, (iv) the date the Superior Indebtedness shall have been discharged or paid in full in cash or (v) the date such Payment Blockage Period shall have been terminated by written notice to the Maker or PAG from the holder or holders of Superior Indebtedness initiating such Payment Blockage Period, after which, in the case of clauses (ii), (iii), (iv) and (v), the Maker shall resume making payments in respect of this Note, unless clause (a) or (b) above is then applicable.

(d)If this Note is declared or becomes due and payable because of the occurrence of any default hereunder or under the agreement or instrument under this Note is issued or otherwise at the option of Payee, under circumstances when clause (a) above shall not be applicable, the holder of this Note shall not be entitled to payments until sixty (60) days after such event and then only if such payment is permitted under clauses (a) and (b) above.

(e)The holder of this Note undertakes and agrees for the benefit of each holder of Superior Indebtedness to execute, verify, deliver and file any proof of claim, consent, assignment or other instrument which any holder of Superior Indebtedness may at any time require in order to prove and realize upon any right or claim pertaining to this Note and to effectuate the full benefit of the subordination contained herein; and upon failure of the holder of this Note to do so any such holder of Superior Indebtedness shall be deemed to be irrevocably appointed the agent and attorney-in-fact of the holder of such note to execute, verify, deliver and file any such proof of claim, consent, assignment or other instrument.

(f)No right of any holder of any Superior Indebtedness to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Maker or any holder of Superior Indebtedness, or by any non-compliance by the Maker with any term, provision or covenant of this Note or the agreement under it is issued, regardless of any knowledge thereof that any such holder of Superior Indebtedness may have or be otherwise charged with.

(g)The Maker agrees, for the benefit of the holders of Superior Indebtedness, that in the event that this Note is declared due and payable before its expressed maturity because of the occurrence of a default thereunder or under the agreement under which it was issued, the Maker or PAG will give prompt notice in writing of such happening to the holders of Superior Indebtedness.

(h)“Superior Indebtedness” means (a) all obligations of PAG under or in connection with the Fifth Amended and Restated Credit Agreement, dated as of May 1, 2015 among the Maker, various financial institutions and Mercedes-Benz Financial Services USA LLC (“MBFS”), as agent (as amended, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”), whether for principal, interest (including any interest that would accrue but for the filing of a petition initiating any bankruptcy, insolvency or like proceeding, whether or not such interest is an allowed claim enforceable against the debtor), fees, expenses or otherwise, (b) all other obligations of PAG to MBFS, howsoever arising or evidenced, and (c) any obligations consisting of “Senior Debt” as defined in PAG’s 3.75% senior subordinated notes due 2029 or any new or replacement senior subordinated debt issued by PAG; and all renewals, refundings, refinancings, increases, extensions and replacements of any of the foregoing.

(i)This Note, and all renewals, refundings, refinancings, increases, extensions and replacements thereof, rank pari passu in right of payment with all senior subordinated indebtedness of PAG, and any other existing and future senior subordinated indebtedness of PAG shall rank pari passu in right of payment with this Note.

VIII.Taxes.
(a)    Payee shall deliver, in a timely manner, all documentation and provide such representations, if any, necessary for the Maker or PAG not to be required to deduct or withhold any Taxes relating to any payments by or on account of any obligations of the

Maker hereunder. As used in this Note, (i) the term “Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any nation or government, or any state or other political subdivision thereof, including interest, penalties and additions to tax.
(b)    Payee will, upon each of (i) the execution of this Note, (ii) whenever any documentation previously provided becomes obsolete or invalid, and (iii) from time to time, as reasonably requested by the Maker, in a timely manner, execute and deliver or cause to be delivered to the Maker, two original copies (or more as the Maker may reasonably request) of a complete, accurate and valid Internal Revenue Service Form W-9 or appropriate Form W-8 or other applicable form, certificate or document prescribed by the United States Internal Revenue Service (including, if applicable, any documentation necessary to prevent withholding under, or to allow the Maker to comply with, Sections 1471-1474 of the Code or any United States Treasury Regulations or other administrative guidance promulgated thereunder) or as otherwise reasonably requested by the Maker, certifying as to Payee’s exemption from withholding or deduction of Taxes and/or containing all required information in order for the Maker to determine, if applicable, the required rate of withholding or deduction.
(c)    The Maker shall be entitled to deduct and withhold from any and all payments by or on account of any obligation of the Maker hereunder for any and all present or future Taxes. To the extent that amounts are so withheld such withheld amounts shall be treated for all purposes hereof as having been paid to Payee.
(d)    This Note shall be treated by the Maker, Payee and all other parties hereto as indebtedness for U.S. federal, state and local tax purposes, and no party shall take any position on a tax return or otherwise inconsistent with such treatment.
IX.Default/Acceleration. Upon the occurrence of any of the following events of default (each an “Event of Default”), the holder hereof may, without notice to the Maker, declare all or any portion of the entire principal balance remaining unpaid hereon, together with all accrued interest thereon, immediately due and payable:
(a)    The Maker defaults in the payment of any installment of principal or interest hereunder when due and continue in such default for a period of thirty (30) days after written notice from Payee to the Maker;
(b)    Either the Maker or PAG admits in writing its inability to pay its debts as and when they mature or is otherwise insolvent;
(c)    A receiver, trustee, liquidator, or similar official shall be appointed for either the Maker or PAG or any proceeding seeking to adjudicate either the Maker or PAG bankrupt or insolvent, or seeking liquidation, adjustment or composition of either the Maker or PAG or its debts under any law relating to bankruptcy, insolvency, or reorganization shall be instituted by or against either the Maker or PAG and, if instituted against the Maker or PAG, such appointment or involuntary proceeding continues undismissed or unstayed for a period of thirty (30) days;
(d)    The Maker or PAG makes an assignment for the benefit of its creditors;

(e)    The Maker transfers, whether by sale, merger, or otherwise, all or substantially all of its assets or ownership interests to a third party other than to any wholly owned credit-worthy subsidiary of PAG; and
(f)    The Maker dissolves, other than in in connection with an internal restructuring whereby PAG or another wholly owned credit-worthy subsidiary of PAG assumes all obligations hereunder and under the Purchase Agreement.

Upon the occurrence of any of the foregoing Events of Default, the Maker shall promptly notify the holder hereof of such occurrence; provided, however, that the failure to so notify the holder hereof shall not operate to diminish, defer or in any way affect the obligations of the Maker under this Note.
Upon the occurrence of an Event of Default and until such Event of Default shall be cured, which shall occur no more than five (5) days following notice of such Event of Default and/or the date of the Event of Default in the event that the Maker fail to notify Payee of the occurrence of the same, Payee may, at its option, and without declaring the entire unpaid principal balance of, and accrued interest on, this Note immediately due and payable, charge interest on the unpaid principal balance at a default rate equal to the interest rate set forth in Section II above plus two percent (2%) per annum (the “Default Rate”). In the event that the entire unpaid principal balance of, and accrued interest on, this Note shall become immediately due and payable in full, the entire amount of the outstanding balance due and payable hereunder shall bear interest at the Default Rate until paid in full.
X.Restrictions on Transfer. Payee has been advised that this Note has not been registered under the Act or any state securities laws and, therefore, cannot be resold or otherwise transferred unless it is registered under the Act and applicable state securities laws or unless an exemption from such registration requirements is available. Payee is aware that the Maker is under no obligation to effect any such registration with respect to this Note or to file for or comply with any exemption from registration. Payee is receiving this Note for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Act.
XI.No Waiver. Failure of Payee to enforce or exercise any provision hereof shall not constitute a waiver of the right to enforce or exercise the same upon the occurrence of any subsequent breach of any provision hereof, or in the event of a continuing breach, after demand for a strict performance hereof.
XII.Amendments. This Note may be amended, and any provision of this Note may be waived, but only by a written agreement signed by Payee and the Maker (only pursuant to the prior approval of the Special Committee, or, if the Special Committee no longer exists, the independent directors of the board of directors of PAG). Any such amendment or waiver is binding upon the Maker and Payee without regard to whether this Note has been marked to indicate such amendment or waiver.
XIII.Assignment. Neither the Maker nor Payee may transfer or assign this Note or any interest herein in full or in part without obtaining the other party’s prior written consent.
XIV.Costs and Expenses. If this Note and/or any payment due hereunder is not paid when due, subject to any applicable grace and/or cure periods, the Maker agree to pay all reasonable costs of collection, including, but not limited to, reasonable attorneys’ fees and reasonable expenses incurred by the holder hereof, and expenses incurred by the holder hereof in connection with any insolvency, bankruptcy, reorganization, arrangement, or similar proceedings involving the Maker which in any way effect the exercise by the holder hereof of its rights and remedies under this Note.
XV.Binding Effect. The Maker and all persons or entities now or at any time liable for the payment of the indebtedness hereby evidenced, for the Maker and their respective successors and assigns, hereby agree to be bound by the terms and provisions of this Note.
XVI.Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to that state’s conflicts of law principals. Payee and the Maker hereby each consents to service of process, and consents and submit to the jurisdiction and venue of any court of competent jurisdiction in Delaware, in which the holder hereof seeks to enforce its rights hereunder as well as any other court which would otherwise have jurisdiction.
XVII.Severability. Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
XVIII.Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Note by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof.
XIX.Setoff. The Maker shall be entitled to exercise any right of setoff, recoupment or similar right with respect to this Note.
XX.Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third Business Day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following Business Day after deposit with Federal Express or a similar overnight courier service, addressed as follows, or as of the Business Day if by e-mail to the e-mail address set forth below with confirmation of receipt:

Notices to the Maker:

    PAG TL1, LLC
    Attn: George W. Brochick
    2555 S. Telegraph Rd.
    Bloomfield Hills, MI 48301
    Email: gbrochick@penskeautomotive.com

with a copy to:    Penske Automotive Group, Inc.
    Attn: General Counsel
    2555 Telegraph Road
    Bloomfield Hills, MI 48302-0954
    Email: sspradlin@penskeautomotive.com

with a copy to:     Freshfields Bruckhaus Deringer US LLP
3 World Trade Center, 175 Greenwich Street
New York, NY 10007
Attention: Oliver Board
Email: oliver.board@freshfields.com

with a copy to (which shall not constitute notice):

McGuireWoods LLP
1251 Avenue of the Americas
20th Floor
New York, New York 10020-1104
Attn: Jeffrey L. Rothschild
E-mail: jrothschild@mcguirewoods.com

Notices to Payee:
PMG 1 Holdings, LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory W. Penske
Email: Greg.Penske@penskemotorgroup.com

GWood 2 LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory W. Penske
Email: Greg.Penske@penskemotorgroup.com

with a copy to:
Penske Automotive Holdings Corp.
Attn: Lawrence N. Bluth, General Counsel
2555 S. Telegraph Road
Bloomfield Hills, MI 48302
Email: Larry.Bluth@penskecorp.com

Douglas Eroh
3534 North Peck Road
El Monte, CA 91731
Attn: Douglas Eroh
Email: dmeroh@gmail.com

Penske Motor Group, LLC
3534 North Peck Road
El Monte, CA 91731
Attn: Gregory Houfley
Email: Greg.Houfley@penskemotorgroup.com
Attn: George Koumbis, General Counsel
Email: George.Koumbis@penskemotorgroup.com

Munger, Tolles & Olson LLP
350 South Grand Avenue
50th Floor
Los Angeles, CA 90071
Attn: Zachary M. Briers, Outside Counsel for Gregory W. Penske and Douglas Eroh
Email: Zachary.Briers@mto.com

IN WITNESS WHEREOF, the Maker, intending to be legally bound, has duly executed this Note the day and year first above written.

PAG TL1, LLC
a Delaware limited liability company
By:
Print Name: Shelley Hulgrave
Title: Assistant Treasurer

Signed at El Monte, California

Accepted and Agreed
PMG 1 Holdings, LLC
a California limited liability company
By:
Print Name: Gregory W. Penske
Title: Chairman and CEO